                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-61282


THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES AND ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 6, 2003

             PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JUNE 1, 2001

                                       $

                                 [METLIFE LOGO]

[SNOOPY LOGO]
                           % DEBENTURES DUE MAY 15, 2005
                             ---------------------

     This prospectus supplement relates to the remarketing of $       aggregate
principal amount of debentures, due May 15, 2005, of MetLife, Inc. We issued the debentures to MetLife Capital Trust I, or the Trust, in April 2000 in connection with our issuance and sale to the public of equity security units. Each equity security unit initially consisted of (a) a contract to purchase, for $50, shares of our common stock on May 15, 2003, and (b) a capital security of the Trust, with a stated liquidation amount of $50. The capital securities represented undivided beneficial ownership interests in the assets of the Trust, which consisted solely of the debentures we issued to the Trust.

     In accordance with the terms of the capital securities, we have dissolved the Trust and distributed the debentures to the holders of the capital securities in exchange for their capital securities.

     We will pay interest on the debentures quarterly on February 15, May 15, August 15, and November 15 of each year, subject to our right to defer payment of interest as described in this prospectus supplement. We presently have no intention to defer any payments of interest on the remarketed debentures.
Interest on the debentures will accrue at      % per annum from February 15,
2003. The first such interest payment on the debentures will be made on May 15, 2003.

     We may not redeem the debentures prior to their maturity on May 15, 2005.

     The debentures are being remarketed through Credit Suisse First Boston LLC and Goldman, Sachs & Co., as joint remarketing agents, pursuant to a remarketing agreement with us. We will not receive any of the proceeds from the remarketing. See "Relationship of the Equity Security Units to the Remarketing" in this prospectus supplement.

                                                              PER DEBENTURE    TOTAL
                                                              -------------   --------
Price to the Public.........................................
Maximum Remarketing Fee to Remarketing Agents...............

     Delivery of the debentures, in book-entry form only, will be made on or
about February   , 2003.

     None of the Securities and Exchange Commission, any state securities commission, the New York Superintendent of Insurance or any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            Joint Remarketing Agents

CREDIT SUISSE FIRST BOSTON                                  GOLDMAN, SACHS & CO.

          The date of this prospectus supplement is February   , 2003

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                              PAGE
                                                              ----
About This Prospectus Supplement............................   S-4
Summary of the Remarketing..................................   S-5
MetLife, Inc. ..............................................   S-8
Recent Developments.........................................   S-8
Use of Proceeds.............................................   S-8
Selected Consolidated Financial Information.................   S-9
Capitalization..............................................  S-14
Ratio of Earnings to Fixed Charges..........................  S-15
Relationship of the Equity Security Units to the
  Remarketing...............................................  S-16
Description of the Remarketed Debentures....................  S-17
Certain United States Federal Income Tax Consequences.......  S-27
Plan of Distribution........................................  S-31
Offering Restrictions.......................................  S-32
Legal Opinions..............................................  S-33
                            PROSPECTUS
About This Prospectus.......................................     2
Where You Can Find More Information.........................     2
Special Note Regarding Forward-Looking Statements...........     3
MetLife, Inc................................................     5
The Trusts..................................................     5
Use of Proceeds.............................................     7
Ratio of Earnings to Fixed Charges..........................     7
Description of Securities...................................     7
Description of Debt Securities..............................     7
Description of Capital Stock................................    16
Description of Trust Preferred Securities...................    23
Description of Guarantees...................................    25
Plan of Distribution........................................    28
Legal Opinions..............................................    29
Experts.....................................................    29

                             ---------------------
     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. NEITHER WE NOR THE REMARKETING AGENTS HAVE AUTHORIZED ANYONE TO PROVIDE YOU WITH ADDITIONAL OR DIFFERENT INFORMATION. IF ANYONE PROVIDED YOU WITH ADDITIONAL OR DIFFERENT INFORMATION, YOU SHOULD NOT RELY ON IT. NEITHER WE NOR THE REMARKETING AGENTS ARE MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS ACCURATE ONLY AS OF THEIR RESPECTIVE DATES AND THAT ANY INFORMATION WE HAVE INCORPORATED BY REFERENCE IS ACCURATE ONLY AS OF THE DATE OF THE DOCUMENT INCORPORATED BY REFERENCE. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THOSE DATES.
                             ---------------------

     The debentures are offered for sale in those jurisdictions in the United States, Canada, Europe, Asia and elsewhere where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering or sale of the debentures in some jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come are required by us and the remarketing agents to inform themselves about and to observe any applicable restrictions. This prospectus supplement and the accompanying prospectus may not be used for or in connection with an offer or solicitation by any person in any jurisdiction in which that offer or solicitation is not authorized or to any person to whom it is unlawful to make that offer or solicitation. See "Offering Restrictions" in this prospectus supplement.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     This prospectus supplement contains the terms of this remarketing of debentures. This prospectus supplement may add, update or change information in the accompanying prospectus. In addition, the information incorporated by reference in the accompanying prospectus may have added, updated or changed information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with any information in the accompanying prospectus (or any information incorporated therein by reference), this prospectus supplement will apply and will supersede such information.

     It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the additional information under the caption "Where You Can Find More Information" in the accompanying prospectus.

     Unless otherwise stated or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to "MetLife," "we," "our," or "us" refer to MetLife, Inc., together with Metropolitan Life Insurance Company, or Metropolitan Life, and their respective direct and indirect subsidiaries, while references to "MetLife, Inc." refer only to the holding company on an unconsolidated basis.

                           SUMMARY OF THE REMARKETING

Issuer........................   MetLife, Inc.

Securities Offered............   $          aggregate principal amount of      %
                                 debentures due May 15, 2005.

Principal Amount..............   $50 per debenture.

Interest Rate.................   The debentures will bear interest from February
                                 15, 2003 at the rate of   % per annum.

Interest Payment Dates........   February  15, May 15, August 15 and November 15
                                 of each year. May 15, 2003 will be the first interest payment date on which the above rate of interest applies.

Deferral Right................   We have the right to defer payment of  interest
                                 on the debentures at any time, and from time to time. No deferral period, however, may extend beyond May 15, 2005. During any period in which we defer interest payments on the debentures, we cannot

                                      - declare   or   pay   any   dividends  or
                                        distributions on our capital stock;

                                      - redeem,  purchase,  acquire  or  make  a
                                        liquidation   payment  on   any  of  our
                                        capital stock;

                                      - make any interest, principal or  premium
                                        payment on, or repurchase or redeem, any
                                        of our debt securities that rank equally
                                        with   or  junior  in  interest  to  the
                                        debentures; or

                                      - make any payment on any guarantee of the
                                        debt   securities   of   any   of    our
                                        subsidiaries if such guarantee ranks equal with or junior in interest to the debentures.

                                 We  presently  have no  intention to  defer any
                                 payments  of   interest   on   the   remarketed
                                 debentures.

The Remarketing...............   We issued the debentures in April 2000 to the
                                 Trust, in connection with our issuance and sale to the public of equity security units. Each equity security unit initially consisted of a stock purchase contract and a capital security of the Trust. Each capital security represented an undivided beneficial ownership interest in the assets of the Trust, which consisted solely of the debentures. In order to secure their obligations under the stock purchase contracts, investors in the capital securities pledged their capital securities in our favor. We have dissolved the Trust and distributed the debentures to the holders of the capital securities. Under the terms of the equity security units, we are obligated to engage one or more nationally recognized investment banks to remarket the debentures on behalf of the holders (other than those holders who have elected not to participate in the remarketing) pursuant to a remarketing agreement between us and the remarketing agents. We have appointed
                                 Credit Suisse First Boston LLC
                                 and Goldman, Sachs & Co. to act as joint remarketing agents.

Pricing of the Remarketed
Debentures....................   Pursuant  to  the  remarketing  agreement,  the
                                 remarketing  agents will use their commercially
                                 reasonable best efforts to sell the  remarketed
                                 debentures in this offering at a price equal to
                                 100.5%  of the "remarketing  value." Subject to
                                 market   conditions,   we   expect   that   the
                                 remarketed  debentures will be offered for sale
                                 at a  price calculated  at a  premium to  their
                                 principal  amount  of  $50  per  debenture. The
                                 remarketing  value   with   respect   to   each
                                 debenture   that  is  being   offered  in  this
                                 remarketing is the sum of:

                                      - the value at February  12, 2003 of  such
                                        amount   of  U.S.   Treasury  securities
                                        (CUSIP No. 912795MM0) as will pay, on or prior to May 15, 2003, an amount of cash equal to the interest scheduled to be paid on the debenture on that date, at the rate of interest in effect prior to the re-setting of the interest rate in the remarketing; and

                                      - the value at February  12, 2003 of  such
                                        amount   of  U.S.   Treasury  securities
                                        (CUSIP No. 912795MM0) as will pay, on or prior to May 15, 2003, an amount of cash equal to $50.

                                 On February 12, 2003, the remarketing agents will attempt to reset the rate of interest payable on the remarketed debentures to a rate they believe is sufficient to cause the market value of each debenture to be equal to 100.5% of the remarketing value.

Long-Term Senior Unsecured
Debt Ratings..................   Standard & Poor's:  A
                                 Moody's:  A2
                                 Fitch:  A
                                 A.M. Best:  a+

                                 The ratings set forth above are not a recommendation to purchase, hold or sell the remarketed debentures, inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The ratings are based on current information MetLife, Inc. has furnished to the rating agencies and information obtained by the rating agencies from other sources. The ratings are only accurate as of the date hereof and may be changed, superseded or withdrawn as a result of changes in, or unavailability of, such information and, therefore, a prospective purchaser should check the current ratings before purchasing the remarketed debentures.

Ranking.......................   The debentures are unsecured obligations of
                                 MetLife, Inc. and rank equally in right of
                                 payment with all of our existing and future
                                 senior unsecured and unsubordinated
                                 indebtedness, subject, as provided in the
                                 indenture, to our
                                 right  to  defer  payment  of  interest  on the
                                 debentures. During any period in which we defer
                                 interest  payments   on  the   debentures,   in
                                 general,   we  could  not  make  any  interest,
                                 principal or premium payment on, or repurchase or redeem, any of our debt securities that rank equally with or junior to the debentures.

Redemption....................   We  may not  redeem the debentures  at any time
                                 prior to the date of their maturity.

Use of Proceeds...............   We will not  receive any of  the proceeds  from
                                 the   remarketing.  See  "Relationship  of  the
                                 Equity Security Units to the Remarketing."

Clearance and Settlement......   The debentures  will  be  cleared  through  The
                                 Depository Trust Company, Clearstream,
                                 Luxembourg and the Euroclear System.

Governing Law.................   State of New York.

                                 METLIFE, INC.

     We are a leading provider of insurance and financial services to a broad spectrum of individual and institutional customers. We offer life insurance, annuities, automobile and property insurance and mutual funds to individuals. We also provide group insurance, reinsurance, as well as retirement and savings products and services to corporations and other institutions with approximately 33 million employees and members.

     We distribute our products and services nationwide through multiple channels, with the primary distribution systems being our core career agency system, our general agency distribution systems, our regional sales forces, our dedicated sales forces, financial intermediaries, independent agents and product specialists. We operate in the international markets that we serve through subsidiaries and joint ventures. Our international segment focuses on the Asia/Pacific region, Latin America and selected European countries and currently has insurance operations in 13 countries.

     MetLife, Inc. is incorporated under the laws of the State of Delaware. Our principal executive offices are located at One Madison Avenue, New York, New York 10010-3690 and our telephone number is (212) 578-2211.

                              RECENT DEVELOPMENTS

 OFFERING OF SENIOR NOTES

     On December 3, 2002, we issued $400.0 million aggregate principal amount of 5.375% senior notes due 2012 and $600.0 million aggregate principal amount of 6.50% senior notes due 2032.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the remarketing. See "Relationship of the Equity Security Units to the Remarketing."

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The following table sets forth selected historical consolidated financial information for MetLife. The selected historical consolidated financial information for the years ended December 31, 2001, 2000 and 1999 and at December 31, 2001 and 2000 has been derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2001. This selected consolidated financial information should be read in conjunction with and is qualified by reference to these financial statements and the related notes. The selected historical consolidated financial information for the years ended December 31, 1998 and 1997 and at December 31, 1999, 1998 and 1997 has been derived from our audited consolidated financial statements not included or incorporated by reference in this prospectus supplement or the accompanying prospectus. The selected historical consolidated financial information at and for the nine months ended September 30, 2002 and 2001 has been derived from the unaudited interim condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2002. The following consolidated statements of income and consolidated balance sheet data have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP"). Some previously reported amounts have been reclassified to conform with the presentation for the nine months ended September 30, 2002.

                                       FOR THE NINE MONTHS
                                       ENDED SEPTEMBER 30,          FOR THE YEARS ENDED DECEMBER 31,
                                       -------------------   -----------------------------------------------
                                         2002       2001      2001      2000      1999      1998      1997
                                       --------   --------   -------   -------   -------   -------   -------
                                                               (DOLLARS IN MILLIONS)
STATEMENTS OF INCOME DATA
Revenues:
  Premiums...........................  $13,858    $12,634    $17,212   $16,317   $12,088   $11,503   $11,278
  Universal life and investment-type
    product policy fees..............    1,558      1,413      1,889     1,820     1,433     1,360     1,418
  Net investment income(1)...........    8,401      8,406     11,261    11,028     9,467     9,861     9,416
  Other revenues.....................    1,076      1,130      1,507     2,229     1,861     1,785     1,236
  Net investment gains and
    losses(1)(3)(4)..................     (547)      (380)      (603)     (394)      (70)    2,020       779
                                       -------    -------    -------   -------   -------   -------   -------
    Total revenues(4)(5).............   24,346     23,203     31,266    31,000    24,779    26,529    24,127
                                       -------    -------    -------   -------   -------   -------   -------
Expenses:
  Policyholder benefits and
    claims(6)........................   14,239     13,447     18,454    16,893    13,100    12,638    12,403
  Interest credited to policyholder
    account balances.................    2,177      2,228      3,084     2,935     2,441     2,711     2,878
  Policyholder dividends.............    1,489      1,567      2,086     1,919     1,690     1,651     1,742
  Payments to former Canadian
    policyholders(4).................       --         --         --       327        --        --        --
  Demutualization costs..............       --         --         --       230       260         6        --
  Other expenses(7)..................    4,978      4,893      7,022     7,400     6,210     7,544     5,516
                                       -------    -------    -------   -------   -------   -------   -------
    Total expenses(4)(5).............   22,883     22,135     30,646    29,704    23,701    24,550    22,539
                                       -------    -------    -------   -------   -------   -------   -------
Income from continuing operations
  before provision for income
  taxes..............................    1,463      1,068        620     1,296     1,078     1,979     1,588
Provision for income taxes(1)(8).....      473        360        228       422       523       701       438
                                       -------    -------    -------   -------   -------   -------   -------
Income from continuing operations....      990        708        392       874       555     1,278     1,150
Income from discontinued operations,
  net of income taxes(1).............       54         61         81        79        62        65        53
                                       -------    -------    -------   -------   -------   -------   -------
Net income...........................  $ 1,044    $   769    $   473   $   953   $   617   $ 1,343   $ 1,203
                                       =======    =======    =======   =======   =======   =======   =======
Net income after April 7, 2000 (date
  of demutualization)................                                  $ 1,173
                                                                       =======

                                                                     AT DECEMBER 31,
                                AT SEPTEMBER 30,   ----------------------------------------------------
                                      2002           2001       2000       1999       1998       1997
                                ----------------   --------   --------   --------   --------   --------
                                                         (DOLLARS IN MILLIONS)
BALANCE SHEET DATA
Assets:
  General account assets(2)...      $211,885       $194,184   $183,884   $160,291   $157,278   $154,444
  Separate account assets.....        56,049         62,714     70,250     64,941     58,068     48,338
                                    --------       --------   --------   --------   --------   --------
    Total assets..............      $267,934       $256,898   $254,134   $225,232   $215,346   $202,782
                                    ========       ========   ========   ========   ========   ========
Liabilities:
  Life and health policyholder
    liabilities(9)............      $158,972       $148,323   $140,012   $122,637   $122,726   $125,849
  Property and casualty
    policyholder
    liabilities(9)............         2,693          2,610      2,559      2,318      1,477      1,509
  Short-term debt.............           878            355      1,085      4,180      3,572      4,564
  Long-term debt..............         3,428          3,628      2,400      2,494      2,886      2,866
  Separate account
    liabilities...............        56,049         62,714     70,250     64,941     58,068     48,338
  Other liabilities(2)........        27,574         21,950     20,349     14,972     11,750      5,649
                                    --------       --------   --------   --------   --------   --------
    Total liabilities.........       249,594        239,580    236,655    211,542    200,479    188,775
                                    --------       --------   --------   --------   --------   --------
  Company-obligated
    mandatorily redeemable
    securities of subsidiary
    trusts....................         1,263          1,256      1,090         --         --         --
                                    --------       --------   --------   --------   --------   --------
Equity:
  Common Stock, at par value..             8              8          8         --         --         --
  Additional paid-in
    capital(10)...............        14,967         14,966     14,926         --         --         --
  Retained earnings(10).......         2,393          1,349      1,021     14,100     13,483     12,140
  Treasury stock, at
    cost(10)..................        (2,405)        (1,934)      (613)        --         --         --
  Accumulated other
    comprehensive income
    (loss)....................         2,114          1,673      1,047       (410)     1,384      1,867
                                    --------       --------   --------   --------   --------   --------
    Total equity..............        17,077         16,062     16,389     13,690     14,867     14,007
                                    --------       --------   --------   --------   --------   --------
    Total liabilities and
      equity..................      $267,934       $256,898   $254,134   $225,232   $215,346   $202,782
                                    ========       ========   ========   ========   ========   ========

                         AT OR FOR THE NINE MONTHS
                            ENDED SEPTEMBER 30,             AT OR FOR THE YEARS ENDED DECEMBER 31,
                         -------------------------   ----------------------------------------------------
                            2002          2001         2001       2000       1999       1998       1997
                         -----------   -----------   --------   --------   --------   --------   --------
                                                      (DOLLARS IN MILLIONS)
OTHER DATA
  Net income...........   $  1,044      $    769     $    473   $    953   $    617   $  1,343   $  1,203
  Return on
    equity(11).........        N/A           N/A          3.2%       6.5%       4.5%      10.5%      10.4%
  Operating cash
    flows..............   $  2,540      $  2,939     $  4,799   $  1,299   $  3,883   $    842   $  2,872
  Total assets under
    management(12).....   $290,181      $276,750     $282,414   $301,297   $373,612   $360,703   $338,731
INCOME FROM CONTINUING
  OPERATIONS PER SHARE
  DATA(13)
  Basic earnings per
    share..............   $   1.40      $   0.95     $   0.53   $   1.13        N/A        N/A        N/A
  Diluted earnings per
    share..............   $   1.35      $   0.91     $   0.51   $   1.11        N/A        N/A        N/A

                         AT OR FOR THE NINE MONTHS
                            ENDED SEPTEMBER 30,             AT OR FOR THE YEARS ENDED DECEMBER 31,
                         -------------------------   ----------------------------------------------------
                            2002          2001         2001       2000       1999       1998       1997
                         -----------   -----------   --------   --------   --------   --------   --------
                                                      (DOLLARS IN MILLIONS)
INCOME FROM
  DISCONTINUED
  OPERATIONS PER SHARE
  DATA(13)
  Basic earnings per
    share..............   $   0.08      $   0.08     $   0.11   $   0.10        N/A        N/A        N/A
  Diluted earnings per
    share..............   $   0.07      $   0.08     $   0.11   $   0.10        N/A        N/A        N/A
NET INCOME PER SHARE
  DATA(13)
  Basic earnings per
    share..............   $   1.48      $   1.03     $   0.64   $   1.52        N/A        N/A        N/A
  Diluted earnings per
    share..............   $   1.42      $   0.99     $   0.62   $   1.49        N/A        N/A        N/A
DIVIDENDS DECLARED PER
  SHARE(14)............        N/A           N/A     $   0.20   $   0.20        N/A        N/A        N/A

---------------

 (1) In accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, income related to real estate sold or classified as held-for-sale for transactions initiated on or after January 1, 2002 is presented as discontinued operations. The following table presents the components of income from discontinued operations:

                                        FOR THE NINE
                                        MONTHS ENDED
                                       SEPTEMBER 30,    FOR THE YEARS ENDED DECEMBER 31,
                                       --------------   --------------------------------
                                       2002     2001    2001   2000   1999   1998   1997
                                       -----    -----   ----   ----   ----   ----   ----
                                                     (DOLLARS IN MILLIONS)
Net investment income................   $88      $91    $119   $116   $97    $101   $75
Net investment gains and losses......    (8)      --      --      4    --       1     8
                                        ---      ---    ----   ----   ---    ----   ---
    Total revenues...................    80       91     119    120    97     102    83
Provision for income taxes...........    26       30      38     41    35      37    30
                                        ---      ---    ----   ----   ---    ----   ---
    Income from discontinued
      operations.....................   $54      $61    $ 81   $ 79   $62    $ 65   $53
                                        ===      ===    ====   ====   ===    ====   ===

 (2) In 1998, we adopted the provisions of Financial Accounting Standards Board ("FASB") Statement No. 125, Accounting for Transfers and Services of Financial Assets and Extinguishments of Liabilities, with respect to our securities lending program. Adoption of the provisions had the effect of increasing assets and liabilities by $3,769 million at December 31, 1998.

     Effective April 1, 2001, we adopted certain additional accounting and reporting requirements of SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities -- a replacement for FASB Statement No. 125, relating to the derecognition of transferred assets and extinguished liabilities and the reporting of servicing assets and liabilities. The adoption of these requirements did not have a material impact on our unaudited interim condensed consolidated financial statements or on our audited annual consolidated financial statements.

 (3) Investment gains and losses are presented net of related policyholder amounts. The amounts netted against investment gains and losses are the following:

                            FOR THE NINE
                            MONTHS ENDED
                            SEPTEMBER 30,      FOR THE YEARS ENDED DECEMBER 31,
                            -------------   ---------------------------------------
                            2002    2001    2001    2000    1999     1998     1997
                            -----   -----   -----   -----   -----   ------   ------
                            (DOLLARS IN MILLIONS)
Gross investment gains and
  losses..................  $(649)  $(487)  $(737)  $(448)  $(137)  $2,628   $1,010
                            -----   -----   -----   -----   -----   ------   ------
Less amounts allocable to:
  Future policy benefit
    loss recognition......     --      --      --      --      --     (272)    (126)
  Deferred policy
    acquisition costs.....     26      15     (25)     95      46     (240)     (70)
  Participating pension
    contracts.............     (2)     --      --    (126)     21      (96)     (35)
  Policyholder dividend
    obligation............     78      92     159      85      --       --       --
                            -----   -----   -----   -----   -----   ------   ------
    Total.................    102     107     134      54      67     (608)    (231)
                            -----   -----   -----   -----   -----   ------   ------
Net investment gains and
  losses..................  $(547)  $(380)  $(603)  $(394)  $ (70)  $2,020   $  779
                            =====   =====   =====   =====   =====   ======   ======

      Gross investment gains and losses exclude amounts related to real estate operations reported as discontinued operations in accordance with SFAS 144.

      Investment gains and losses have been reduced by (i) additions to future policy benefits resulting from the need to establish additional liabilities due to the recognition of investment gains, (ii) deferred policy acquisition amortization, to the extent that such amortization results from investment gains and losses, (iii) adjustments to participating contractholder accounts when amounts equal to such investment gains and losses are applied to the contractholder's accounts, and (iv) adjustments to the policyholder dividend obligation resulting from investment gains and losses. This presentation may not be comparable to presentations made by other insurers.

 (4) Includes the following combined financial statement data of Conning Corporation ("Conning"), which was sold on July 2, 2001, our controlling interest in Nvest Companies, L.P. ("Nvest") and its affiliates, which were sold in 2000, MetLife Capital Holdings, Inc., which was sold in 1998, and our Canadian operations and U.K. insurance operations, substantially all of which were sold in 1998 and 1997:

                                  FOR THE NINE
                                  MONTHS ENDED       FOR THE YEARS ENDED DECEMBER 31,
                                  SEPTEMBER 30,    ------------------------------------
                                      2001         2001   2000   1999    1998     1997
                                  -------------    ----   ----   ----   ------   ------
                                                  (DOLLARS IN MILLIONS)
Total revenues..................       $32         $32    $605   $655   $1,405   $2,149
                                       ===         ===    ====   ====   ======   ======
Total expenses..................       $33         $33    $580   $603   $1,275   $1,870
                                       ===         ===    ====   ====   ======   ======

      As a result of these sales, we recorded investment gains of $25 million for the nine months ended September 30, 2001, and of $25 million, $663 million, $520 million and $139 million for the years ended December 31, 2001, 2000, 1998 and 1997, respectively.

      In July 1998, Metropolitan Life sold a substantial portion of its Canadian operations to Clarica Life Insurance Company ("Clarica Life"). As part of that sale, a large block of policies in effect with Metropolitan Life in Canada was transferred to Clarica Life, and the holders of the transferred Canadian policies became policyholders of Clarica Life. Those transferred policyholders are no longer policyholders of Metropolitan Life and, therefore, were not entitled to compensation under the plan of reorganization. However, as a result of a commitment made in connection with obtaining Canadian regulatory approval of that sale and in connection with the demutualization, Metropolitan Life's Canadian branch made cash payments to those who were, or were deemed to be, holders of these transferred Canadian policies. The payments were determined in a manner that is consistent with the treatment of, and fair and equitable to, eligible policyholders of Metropolitan Life.

 (5) Included in total revenues and total expenses for the nine months ended September 30, 2002 are $192 million and $164 million, respectively, related to Aseguradora Hidalgo S.A., which was acquired on June 20, 2002. Included in total revenues and total expense for the year ended December 31, 2000 are $3,739 million and $3,561 million, respectively, related to GenAmerica Financial Corporation, which was acquired on January 6, 2000.

 (6) Policyholder benefits and claims exclude $(76) million and $(92) million for the nine months ended September 30, 2002 and 2001, respectively, and $(159) million, $41 million, $(21) million, $368 million and $161 million for the years ended December 31, 2001, 2000, 1999, 1998 and 1997, respectively, of future policy benefit loss recognition, adjustments to participating contractholder accounts and changes in the policyholder dividend obligation that have been netted against net investment gains and losses as such amounts are directly related to such gains and losses. This presentation may not be comparable to presentations made by other insurers.

 (7) Other expenses exclude $(26) million and $(15) million for the nine months ended September 30, 2002 and 2001, respectively, and $25 million, $(95) million, $(46) million, $240 million and $70 million for the years ended December 31, 2001, 2000, 1999, 1998 and 1997, respectively, of amortization of deferred policy acquisition costs that have been netted against net investment gains and losses as such amounts are directly related to such gains and losses. This presentation may not be comparable to presentations made by other insurers.

 (8) Provision for income taxes includes $(145) million, $125 million, $18 million and $(40) million for surplus tax (credited) accrued by Metropolitan Life for the years ended December 31, 2000, 1999, 1998 and 1997, respectively. Prior to its demutualization, Metropolitan Life was subject to surplus tax imposed on mutual life insurance companies under
     Section 809 of the Internal Revenue Code.

 (9) Policyholder liabilities include future policy benefits, policyholder account balances, other policyholder funds, policyholder dividends payable and the policyholder dividend obligation.

(10) For additional information regarding these items, see Notes 1 and 17 to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2001.

(11) Return on equity is defined as net income divided by average total equity, excluding accumulated other comprehensive income (loss).

(12) Includes MetLife's general account and separate account assets managed on behalf of third parties. Includes $21 billion of assets under management managed by Conning at December 31, 2000. Conning was sold on July 2, 2001. Includes $133 billion, $135 billion and $125 billion of assets under management managed by Nvest at December 31, 1999, 1998 and 1997, respectively. Nvest was sold on October 30, 2000.

(13) Based on earnings subsequent to the date of demutualization. For additional information regarding net income per share data, see Note 19 to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2001.

(14) On October 22, 2002, our Board of Directors declared a dividend of $0.21 per common share payable by December 13, 2002 to shareholders of record on November 8, 2002.

                                 CAPITALIZATION

     The following table sets forth our capitalization at September 30, 2002, on an actual basis and as adjusted to give effect to:

     - our issuance on December 3, 2002 of $400.0 million aggregate principal amount of 5.375% senior notes due 2012 and $600.0 million aggregate principal amount of 6.50% senior notes due 2032; and

     - this remarketing of the debentures (including the dissolution of the Trust and distribution of the debentures to unitholders prior to the remarketing).

                                                           AT SEPTEMBER 30, 2002
                                                      --------------------------------
                                                                   AS ADJUSTED FOR
                                                                ----------------------
                                                                 SENIOR
                                                                 NOTES
                                                      ACTUAL    OFFERING   REMARKETING
                                                      -------   --------   -----------
                                                           (DOLLARS IN MILLIONS)
Short-term debt.....................................  $   878   $   878     $
Long-term debt......................................    3,428     4,420
                                                      -------   -------     --------
     Total debt.....................................    4,306     5,298
                                                      -------   -------     --------
Company-obligated mandatorily redeemable securities
  of subsidiary trusts(1)...........................    1,263     1,263
                                                      -------   -------     --------
Stockholders' equity:
Common stock, at par value..........................        8         8
Additional paid-in capital..........................   14,967    14,967
Retained earnings...................................    2,393     2,393
Treasury stock, at cost.............................   (2,405)   (2,405)
Accumulated other comprehensive income..............    2,114     2,114
                                                      -------   -------     --------
     Total stockholders' equity(2)..................   17,077    17,077
                                                      -------   -------     --------
          Total capitalization......................  $22,646   $23,638     $
                                                      =======   =======     ========

---------------

(1) Includes the capital securities issued by the Trust. As a result of the dissolution of the Trust, approximately $1 billion of the debentures that underlie the capital securities will be reflected on our balance sheet as long-term debt.

(2) In connection with the settlement of the stock purchase contracts on May 15, 2003, we expect to issue additional common stock for an aggregate purchase price of $1,006,250,000.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our ratio of earnings to fixed charges.

                                                 NINE MONTHS
                                                    ENDED
                                                SEPTEMBER 30,       YEAR ENDED DECEMBER 31,
                                                -------------   --------------------------------
                                                2002    2001    2001   2000   1999   1998   1997
                                                -----   -----   ----   ----   ----   ----   ----
Ratio of Earnings to Fixed Charges............  1.57    1.39    1.16   1.35   1.33   1.62   1.53

     For purposes of this computation, earnings are defined as income from continuing operations before provision for income taxes excluding undistributed income and losses from equity method investments, minority interest and fixed charges. Fixed charges are the sum of interest and debt issue costs, interest credited to policyholder account balances, interest on bank deposits and an estimated interest component of rent expense.

          RELATIONSHIP OF THE EQUITY SECURITY UNITS TO THE REMARKETING

     In April 2000, in connection with our demutualization, we issued 20,125,000 equity security units in a public offering. Each equity security unit consisted of (a) a contract to purchase, for $50, a specified number of shares of our common stock on May 15, 2003, and (b) a capital security of the Trust, with a stated liquidation amount of $50. The capital securities represented undivided beneficial ownership interests in the assets of the Trust, which consisted solely of the debentures.

     In accordance with the terms of the capital securities, we have dissolved the Trust and caused the debentures to be distributed to the holders of the capital securities.

     Under the terms of the equity security units, MetLife, Inc. has engaged Credit Suisse First Boston LLC and Goldman, Sachs & Co. to remarket the debentures, on February 12, 2003, on behalf of the holders (other than those holders who have elected not to participate in the remarketing), pursuant to a remarketing agreement between us and the remarketing agents. See "Plan of Distribution."

     We will not receive any of the proceeds from the remarketing. The remarketing agents will use the net proceeds of the remarketing of debentures comprising part of "normal units" (i.e., units consisting of a debenture and a stock purchase contract) to purchase certain U.S. Treasury securities which will mature on or about the settlement date for the stock purchase contracts. These U.S. Treasury securities will be pledged to support the obligations of holders of normal units to purchase shares of our common stock under those contracts. On May 15, 2003, when the stock purchase contracts are scheduled to be settled, we expect to receive the purchase price for the shares in the aggregate amount of $1,006,250,000 from the proceeds paid upon maturity of the U.S. Treasury securities. The remarketing agents will retain a remarketing fee not exceeding 25 basis points (.25%) of the total proceeds of the remarketing. The remarketing agents will remit the remaining portion of the proceeds, if any, for the benefit of holders of debentures participating in the remarketing.

                    DESCRIPTION OF THE REMARKETED DEBENTURES

     A description of the specific terms of the debentures of MetLife, Inc. being offered in this remarketing is set forth below. The description is qualified in its entirety by reference to the indenture, dated as of April 7, 2000, between MetLife, Inc. and The Bank of New York, as trustee, as supplemented by the first supplemental indenture, dated as of April 7, 2000, under which the debentures have been issued. We refer to the indenture and the first supplemental indenture together as the indenture. The indenture has been qualified as an indenture under the Trust Indenture Act. The terms of the indenture are those provided in the indenture and those made part of the indenture by the Trust Indenture Act. We have filed a copy of the indenture with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as a result of which the indenture is incorporated by reference as an exhibit to the registration statement of which this prospectus supplement forms a part.

OVERVIEW

     The aggregate principal amount of debentures to be remarketed pursuant to
this prospectus supplement is $     .

     The debentures are unsecured and rank equally in right of payment to all of our other senior unsecured debt to the extent provided in the indenture, subject to our right to defer payment of interest on the debentures at any time, or from time to time. The debentures have been issued as a separate series of senior debt securities under the indenture, limited to $1,037,371,150 in aggregate principal amount.

     The debentures are not subject to a sinking fund provision. The entire principal amount of the debentures will mature and become due and payable, together with any accrued and unpaid interest thereon including compound interest, if any, on May 15, 2005.

     Because MetLife, Inc. is principally a holding company, its right to participate in any distribution of assets of any subsidiary, upon the subsidiary's liquidation or reorganization or otherwise (and thus the ability of the holders of debentures to benefit indirectly from any such distribution), is subject to the prior claims of creditors of the subsidiary, except to the extent MetLife, Inc. may be recognized as a creditor of that subsidiary. Accordingly, MetLife, Inc.'s obligations under the debentures will be effectively subordinated to all existing and future liabilities of its subsidiaries, and claimants should look only to its assets for payment thereunder. The indenture does not limit the incurrence or issuance of other secured or unsecured debt by MetLife, Inc., including senior debt. MetLife, Inc. has an aggregate principal
amount of approximately $     of senior debt outstanding and our subsidiaries
have an aggregate principal amount of approximately $     of total debt.

     Under specific limited circumstances, debentures may be issued in certificated form in exchange for a global security. In the case that debentures are issued in certificated form, these debentures will be in denominations of $50 and integral multiples of $50 and may be transferred or exchanged at the offices described below. Payments on debentures issued as a global security will be made to the depositary, a successor depositary or, in the case that no depositary is used, to a paying agent for the debentures. In the case that debentures are issued in certificated form, principal and interest will be payable, the transfer of the debentures will be registrable and debentures will be exchangeable for debentures of other denominations of a like aggregate principal amount, at the corporate trust office or agency of the trustee in New York, New York. However, at our option, payment of interest may be made by check mailed to the address of the entitled holder or by wire transfer to an account appropriately designated by the entitled holder.

     The indenture does not contain provisions that afford holders of the debentures protection in case we are involved in a highly leveraged transaction or other similar transaction that may adversely affect those holders.

INTEREST

     Following the remarketing, each debenture will bear interest from February
15, 2003 at the rate of      % per year, payable quarterly in arrears on
February 15, May 15, August 15, and November 15 of each year, subject to the deferral provisions described below, commencing May 15, 2003 and ending on May 15, 2005. The interest rate of the remarketed debentures will be set by the remarketing agents to a rate they believe is sufficient to cause the market value of each debenture to be equal to 100.5% of the remarketing value. Subject to market conditions, we expect that the remarketed debentures will be offered for sale at a price calculated at a premium to their principal amount of $50 per debenture. Interest is payable to the person in whose name that debenture is registered, subject to certain exceptions, at the close of business on the business day next preceding that interest payment date. If debentures do not remain in book-entry only form, we will have the right to select record dates, which shall be more than one business day but less than 60 business days prior to the interest payment date.

     The amount of interest payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period for which interest is computed will be computed on the basis of the actual number of days elapsed in that 90-day period. In the case that any date on which interest is payable on the debentures is not a business day, then payment of the interest payable on that date will be made on the next succeeding day that is a business day. However, no interest or other payment shall be paid in respect of the delay but if that business day is in the next succeeding calendar year, then that payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on that date.

OPTION TO EXTEND INTEREST PAYMENT DATE

     So long as no event of default has occurred and is continuing, we will have the right under the indenture to defer the payment of interest on the debentures at any time and from time to time for a period not exceeding five years. No deferral period, however, may extend beyond the stated maturity of the debentures on May 15, 2005, and any deferral period must end on an interest payment date. At the end of an extension period, we must pay all interest then accrued and unpaid, together with any interest on the accrued and unpaid interest, to the extent permitted by applicable law. During any deferral period, interest will continue to accrue and holders of debentures will be required to accrue such deferred interest income for United States federal income tax purposes prior to the receipt of cash (in the form of original issue discount) attributable to such income, regardless of the method of accounting used by the holders.

     Prior to the termination of any deferral period, we may extend such deferral period, provided that such extension does not:

     - cause such extension period to exceed the maximum deferral period;

     - end on a date other than an interest payment date; or

     - extend beyond the stated maturity of the debentures.

     Upon the termination of any deferral period, or any extension of the related deferral period, and the payment of all amounts then due, we may begin a new deferral period, subject to the limitations described above. No interest shall be due and payable during a deferral period except at the end thereof. We must give the debenture trustee notice of our election to begin or extend a deferral period at least five business days prior to the date interest on the debentures would have been payable except for the election to begin or extend the deferral period.

     The trustee shall give notice of our election to begin or extend a deferral period to the holders of the debentures. Subject to the foregoing limitations, there is no limitation on the number of times that we may begin or extend an extension period. We presently have no intention to defer any payments of interest on the remarketed debentures.

RESTRICTIONS ON CERTAIN PAYMENTS

     We have covenanted that if at any time:

     - there shall have occurred any event of which we have actual knowledge that is, or with the giving of notice or the lapse of time, or both, would be, an event of default; or

     - we shall have given notice or our election to exercise our right to begin or extend a deferral period as provided in the indenture and shall not have rescinded such notice, and such deferral period, or any extension thereof, shall have commenced and be continuing, then we will not:

     - declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock other than stock dividends which consist of stock of the same class as that on which the dividends are being paid;

     - make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem or make any other payment in respect to any of our debt securities, including other debentures, that rank equally with or junior in interest to the debentures; or

     - make any guarantee payments with respect to any guarantee by us of the debt securities of any of our subsidiaries, including under any guarantees to be issued by us with respect to securities of other trusts or entities to be established by us similar to the Trust, if such guarantee ranks equally with or junior in interest to the debentures, in each case other than:

     - dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, our capital stock;

     - any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto;

     - as a result of reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock;

     - the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; and

     - purchases or acquisition of shares of our common stock, in connection with the satisfaction by us of our obligations under any employee benefit plan or any other contractual obligation (other than a contractual obligation ranking expressly by its terms equal with or junior to the debentures).

EVENTS OF DEFAULT

     If any event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of debentures then outstanding may declare the principal of, and any accrued interest on, all the debentures due and payable immediately.

     The following are events of default under the indenture with respect to the debentures:

     - failure to pay interest on the debentures when due, continued for a period of 30 days (subject to the deferral of any due date in the case of a deferral period);

     - failure to pay the principal of the debentures when due and payable on May 15, 2005, or when otherwise due;

     - failure to comply, within 90 days after notice provided in accordance with the terms of the indenture, with our other obligations under the indenture; and

     - certain events of bankruptcy, insolvency or reorganization relating to us.

     If an event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debentures may declare the principal of and accumulated but unpaid interest on all the debentures to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an event of default relating to specific events of our bankruptcy, insolvency or reorganization occurs and is continuing, the principal of and interest on all the debentures will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders of the debentures. Under some circumstances, the holders of a majority in principal amount of the then-outstanding debentures may rescind any acceleration and its consequences.

     The trustee is under no obligation to perform any duty or exercise any right or power vested in it by the indenture at the request or direction of any debenture holder unless it receives security or indemnity satisfactory to it against any costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. Except to enforce the right to receive payment of principal or interest when due, no debenture holder may pursue any remedy with respect to the indenture or the debentures unless:

     - the holders have previously given the trustee notice that an event of default is continuing;

     - holders of at least 25% in principal amount of the outstanding debentures have requested in writing the trustee to pursue a remedy;

     - the holders provide the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

     - the trustee has not complied with such request within 60 days of receiving it with an offer of security or indemnity; and

     - the holders of a majority in principal amount of the outstanding debentures have not given the trustee a direction inconsistent with such request within such 60-day period.

     Subject to some restrictions, the holders of a majority in principal amount of the outstanding debentures are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other debenture holder, or that may involve the trustee in personal liability.

     The indenture provides that if an event of default or default (an event which with notice or passage of time, or both, would be an event of default) occurs and is continuing and is known to the trustee, the trustee must mail notice of the event of default or default within 90 days after it becomes known to the trustee to each holder of the debentures unless such event of default or default has been cured or waived. For purposes of the obligations described in the preceding sentence, the trustee is not deemed to have knowledge of an event of default or default unless specified officers of the trustee have actual knowledge of the event of default or default. Except in the case of a default in the payment of principal of or interest on any debenture, the trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is in the interests of the holders of the debentures. In addition, we must deliver to the trustee, within 120 days after the end of each fiscal year, an officer's certificate indicating whether the signers thereof know of any default that occurred during the previous year. We also are required to deliver to the trustee, within 30 days after its occurrence, written notice of any events which would constitute certain defaults, their status and what action we are taking or propose to take.

     Prior to the acceleration of the maturity of the debentures, the holders of a majority in aggregate principal amount of the then-outstanding debentures may on behalf of all the debentures waive any past default or event of default, except:

     - a default in the payment of the principal of or interest on any of the debentures; or

     - a default that cannot be waived without the consent of each holder affected.

When a default or event of default is waived, it is deemed cured and ceases to exist. No waiver will extend to any subsequent or other default or event of default.

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

     We may not (a) merge with or into or consolidate with any other entity, or
(b) sell, assign, transfer, lease or convey all or substantially all of our properties and assets to any person, firm or corporation, other than, with respect to this clause (b), a direct or indirect wholly-owned subsidiary of MetLife, Inc., and no person shall (x) merge with or into or consolidate with us or (y) except in the case of any direct or indirect wholly-owned subsidiary of MetLife, Inc., sell, assign, transfer, lease or convey all or substantially all of its properties and assets to us, unless:

     - we are the surviving corporation or in case we merge with or into or consolidate with, or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to, any person, firm or corporation, the successor person is organized under the laws of the United States of America or any state or the District of Columbia, and such successor person expressly assumes our obligations under the debentures and the indenture;

     - immediately after giving effect thereto, no default or event of default, shall have occurred and be continuing; and

     - certain other conditions as prescribed in the indenture are met.

SATISFACTION AND DISCHARGE

     The indenture will cease to be of further effect, except as to our obligations to pay all other sums due pursuant to the indenture and to provide the required officers' certificates and opinions of counsel, and we will be deemed to have satisfied and discharged the indenture, when, among other things, all debentures not previously delivered to the trustee for cancellation:

     - have become due and payable; or

     - will become due and payable at maturity or upon redemption within one year;

and we deposit or cause to be deposited with the trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the debentures not previously delivered to the trustee for cancellation, for the principal and interest to the date of the deposit or to the stated maturity thereof, as the case may be.

     The debentures do not limit MetLife, Inc.'s ability or the ability of its subsidiaries to incur additional indebtedness, including other senior indebtedness. MetLife, Inc. has an aggregate principal amount of approximately
$     of senior debt outstanding and our subsidiaries have an aggregate
principal amount of approximately $     of total debt.

BOOK-ENTRY; DELIVERY AND FORM

     Following their distribution to holders of capital securities in connection with the dissolution of the Trust, the debentures are in the form of one or more global certificates (each, a global security) in fully registered, book-entry form. Each global security has been deposited with, or on behalf of, The Depository Trust Company ("DTC") (the "Depositary"), as depositary, and registered in the name of Cede & Co. (DTC's partnership nominee). The global securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee. We may appoint a successor to the depositary or any successor depositary if the depositary or a successor depositary is unable or unwilling to continue as a depositary for the global securities.

     Except under the limited circumstances described below, debentures represented by the global security will not be exchangeable for, and will not otherwise be issuable as, debentures in certificated form. Investors may elect to hold interests in the global securities through either the Depositary (in the United States) or through Clearstream Banking, societe anonyme, Luxembourg ("Clearstream") or Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear"), if they are participants in such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of DTC. Citibank, N.A. will act as depositary for Clearstream and The Chase Manhattan Bank will act as depositary for Euroclear (in such capacities, collectively, the "U.S. Depositaries").

     DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates settlement of securities transactions among its Participants, such as transfers and pledges in deposited securities through electronic computerized book-entry changes in accounts of the Participants, thereby eliminating the need for physical movement of securities certificates.

     "Direct Participants" in DTC include securities brokers and dealers and banks. DTC is owned by members of the financial industry. Access to DTC's book-entry system is also available to others, such as banks, securities brokers and dealers that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants").

     The distribution of the debentures under DTC's book-entry system was made by or through Direct Participants, which received a credit for the debentures on the records of DTC. The ownership interest of each holder of the debentures, which we refer to as the "beneficial owner," was in turn recorded on the Participants' records. Beneficial owners have not received written confirmation from DTC of their distribution, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings from the Direct or Indirect Participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global securities have been effected only through entries made on the books of Participants acting on behalf of beneficial owners. Beneficial owners have not received nor will not receive certificates representing their ownership interests in the global securities, except in the event that use of the book-entry system for the debentures is discontinued. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in the global securities.

     To facilitate subsequent transfers, all global securities deposited by Participants with DTC have been registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the global securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debentures; DTC's records reflect only the identity of the Direct Participants to whose accounts such debentures are credited, which may or may not be the beneficial owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     So long as DTC or its nominee is the registered owner and holder of the global securities, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the debentures represented by the global securities for all purposes under the indenture. Except as provided below, beneficial owners of interests in the global securities will not be entitled to receive physical delivery of debentures in certified form and will not be considered the owners or holders for any purpose under the indenture. No global security representing debentures shall be exchangeable, except for another global security of like denomination and tenor to be registered in the name of the depositary or its nominee or to a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of DTC and, if the person is not a Participant, on the procedures of the Participants through which such person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, in the event that we request any action of holders of debentures or that an owner of a beneficial interest in the debentures desires to give or take any action which a holder is entitled to give or take under the indenture, DTC would authorize the Participants holding the relevant beneficial interests to give or take the action, and the Participants would authorize beneficial owners owning through the Participants to give or to take the action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by DTC to Participants, by Participants to Indirect Participants, and by Participants and Indirect Participants to beneficial owners, is governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     A global security shall be exchangeable for debentures registered in the names of persons other than the depositary or its nominee only if:

     - the depositary notifies us that it is unwilling or unable to continue as a depositary for that global security and we do not appoint an eligible successor depositary within 90 days;

     - the depositary at any time ceases to be a clearing agency registered under the Securities Exchange Act of 1934 at which time the depositary is required to be so registered to act as a depositary and we do not appoint an eligible successor depositary within 90 days; or

     - we, in our sole discretion, determine that the global security shall be so exchangeable.

     Any global security that is exchangeable according to the preceding sentence shall be exchangeable for debentures registered in those names as the depositary shall direct. It is expected that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security.

     Payments of principal of and interest on the debentures are made to DTC. We will continue to send all required reports and notices solely to DTC as long as DTC is the registered holder of the global securities. Neither we, the trustee, nor any other agent of ours or agent of the trustee has any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global securities for the debentures or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. DTC's practice is to credit the accounts of the Direct Participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in a security as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on the payment date. Payments by Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the Participants.

     Clearstream advises that it is incorporated as a limited liability company under the laws of Luxembourg. Clearstream was formed in January 2000 by the merger of Cedel International and Deutsche Borse Clearing and recently fully acquired by the Deutsche Borse Group. Clearstream holds securities for its participating organizations ("Clearstream Participants") and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream Participants are limited to securities brokers and dealers and banks, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly. Clearstream is an Indirect Participant in DTC. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries. Clearstream has established an electronic bridge with Euroclear Bank S.A./N.V. to facilitate settlement of trades between Clearstream and Euroclear.

     Distributions with respect to the debentures held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by Clearstream.

     Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. The Euroclear System is owned by Euroclear plc and operated through a license agreement by Euroclear Bank S.A./N.V., a bank incorporated under the laws of the Kingdom of Belgium (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

     The Euroclear Operator advises that it is regulated and examined by the Belgian Banking and Finance Commission and the National Bank of Belgium.

     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the

Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

     Distributions with respect to the debentures held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

     Secondary market trading between the Depositary Participants will occur in the ordinary way in accordance with the Depositary's rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

     Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream or Euroclear Participants, on the other, will be effected in DTC in accordance with the DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering interests in the senior notes to or receiving interests in the senior notes from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to DTC.

     Because of time-zone differences, credits of interests in the debentures received in Clearstream or Euroclear as a result of a transaction with a Depositary Participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. Such credits or any transactions involving interests in such debentures settled during such processing will be reported to the relevant Euroclear or Clearstream Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of interests in the debentures by or through a Clearstream Participant or a Euroclear Participant to a Depositary Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

     Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the debentures among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

PAYMENT AND PAYING AGENTS

     Payment of principal of and interest on the debentures will be made at the office of the trustee in the City of New York or at the office of such paying agent or paying agents as we may designate from time to time, except that at our option payment of any interest may be made, except in the case of a global certificate representing debentures, by:

     - check mailed to the address of the person entitled thereto as such address shall appear in the applicable securities register for debentures; or

     - wire transfer to an account maintained by the person entitled thereto as specified in such securities register.

Payment of any interest on any debenture will be made to the person in whose name such debenture is registered at the close of business on the record date for such interest, except in the case of defaulted interest. We may at any time designate additional paying agents or rescind the designation of any paying agent; provided, however, that we will at all times be required to maintain a paying agent in each place of payment for the debentures.

     Any money deposited with the trustee or any paying agent, or then held by us in trust, for the payment of the principal of or interest on any debentures and remaining unclaimed for two years after such principal and premium, if any, or interest has become due and payable will, at our request, be repaid to us and the holder of such debentures shall thereafter look, as a general unsecured creditor, only to us for payment thereof.

INFORMATION CONCERNING THE TRUSTEE

     The trustee is subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to the foregoing, the trustee is not under any obligation to perform any duty or exercise any right or power vested in it by the indenture at the request or direction of any debenture holder, unless it receives security or indemnity satisfactory to it against any costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. The trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

     The trustee is one of a number of banks and trust companies with which we and our subsidiaries maintain ordinary banking and trust relationships.

GOVERNING LAW

     The indenture and the debentures are governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a discussion of certain United States federal income tax consequences of the purchase, ownership and disposition of debentures to Holders (as defined below) who purchase debentures in the remarketing at the remarketing offering price and hold the debentures as capital assets. This discussion assumes we will not exercise our right to defer payment of interest on the debentures and that the remarketing offering price will exceed $50.16 (the adjusted issue price of each debenture as of February 19, 2003). This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations (including proposed Treasury regulations) issued thereunder, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect.

     This discussion does not address all aspects of United States federal income taxation that may be relevant to Holders in light of their particular circumstances, such as Holders who are subject to special tax treatment (for example, (1) banks, regulated investment companies, insurance companies, dealers in securities or currencies or tax-exempt organizations, (2) persons holding debentures as part of a straddle, hedge, conversion transaction or other integrated investment or (3) persons whose functional currency is not the U.S. dollar), some of which may be subject to special rules, nor does it address alternative minimum taxes or state, local or foreign taxes. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF DEBENTURES IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

     For purposes of this discussion, "U.S. holder" means a beneficial owner of a debenture that is, for United States federal income tax purposes, (1) an individual citizen or resident of the United States, (2) a corporation, or other entity treated as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia or (3) a domestic partnership, estate or trust. For purposes of this discussion, "Non-U.S. holder" means a beneficial owner of a debenture that is not a U.S. holder and U.S. holders and Non-U.S. holders shall be referred to collectively as "Holders".

U.S. HOLDERS

     Interest Income. Because of the manner in which the interest rate on the debentures is reset, the debentures are classified as contingent payment debt instruments subject to the "noncontingent bond method" for accruing interest, as set forth in applicable Treasury regulations. As discussed more fully below, under such method a U.S. holder of debentures accrues interest (regardless of its method of accounting) based on the "adjusted issue price" of and "comparable yield" for the debentures, which interest is reduced (1) to reflect the differences between the projected payment schedule for the debentures (described below) and the payments actually made on the debentures and (2) to reflect the excess of the U.S. holder's basis in the debentures upon their purchase over the adjusted issue price of the debentures at that time.

     The amount of interest that accrues on a debenture for each accrual period is determined by multiplying the comparable yield for the debenture (adjusted for the length of the accrual period) by the debenture's adjusted issue price at the beginning of the accrual period, subject to the reductions described below. The comparable yield for the debentures is the rate at which we would have issued a fixed rate debt instrument on the original issue date of the debentures with terms and conditions similar to the debentures. We have determined that the comparable yield for the debentures is 8.27%. We have also determined that the adjusted issue price of each debenture on the original issue date was $49.76, and the adjusted issue price of each debenture at the beginning of each subsequent accrual period is $49.76, increased by any interest previously accrued on such debenture (without regard to the reductions described below) and decreased by the projected amount of any payments previously made on the debenture (i.e., as set forth on the projected payment schedule). On this basis, the adjusted issue price of each debenture as of February 19, 2003, which should be the first day of the first accrual period after the remarketing, is $50.16. The amount of interest so determined for an accrual period will be allocated on a ratable basis to each day in such accrual period that the U.S. holder holds the debenture.

     We have determined that the projected payments for the debentures, per $50 of principal amount, are $1.05 for each quarter ending after February 15, 2003 and prior to the maturity date, and $51.05 at the maturity date (which includes the stated principal amount of the debentures as well as the final projected interest payment). The actual payments for the debentures, per $50 of principal
amount, are scheduled to be $          for each quarter ending after February
15, 2003 and prior the maturity date, and $          at the maturity date (which
includes the stated principal amount of the debentures as well as the final interest payment). Since the actual payments on the debentures for each quarter ending after February 15, 2003 will be less than the projected payments for such periods, such differences should be taken into account by a U.S. holder as a reduction in interest income in a reasonable manner over the period to which they relate. We expect to account for any such difference with respect to a period as a reduction in the accrual of interest for that period.

     To the extent that a U.S. holder's tax basis in a debenture exceeds the adjusted issue price of the debenture at the time of its purchase, such excess should be allocated to daily portions of interest over the remaining term of the debenture. The amount so allocated to a daily portion of interest should be taken into account by a U.S. holder as a reduction in such interest.

     The net effect of the foregoing is that a U.S. holder will accrue interest on a debenture for United States federal income tax purposes in a manner that generally reflects the yield to maturity of the debenture. The amount of interest so accrued on a debenture for each quarter ending after February 15, 2003 will be less than the amount of interest paid on the debenture for such quarter.

     We expect to use the foregoing comparable yield and projected payment schedule for purposes of determining our own taxable income and for any required information reporting. U.S. holders are generally bound by the comparable yield and projected payment schedule provided by us unless either is unreasonable. If a U.S. holder of debentures does not use this comparable yield and projected payment schedule to determine interest accruals, such U.S. holder must apply the foregoing rules using its own comparable yield and projected payment schedule. A U.S. holder that uses its own comparable yield or projected payment schedule must explicitly disclose this fact and the reason why it has used its own comparable yield or projected payment schedule. In general, this disclosure must be made on a statement attached to the timely filed United States federal income tax return of the U.S. holder for the taxable year that includes the date of its acquisition of the debentures.

     The foregoing comparable yield and projected payment schedule are supplied by us solely for computing income under the noncontingent bond method for United States federal income tax purposes, and do not reflect the amounts the holders of debentures will actually receive.

     Sale, Exchange or Other Disposition of Debentures. Upon the sale, exchange or other disposition of a debenture, a U.S. holder will recognize gain or loss in an amount equal to the difference between the amount realized by such U.S. holder and such U.S. holder's adjusted tax basis in the debenture. Gain or loss recognized on such a sale, exchange or disposition generally will be treated as capital gain or loss. Capital gain of individuals derived in respect of debentures held for more than one year is taxed at a maximum rate of 20%. The deductibility of capital losses is subject to limitations. A U.S. holder's tax basis in its debentures generally will be increased by the amount of any income recognized by such U.S. holder with respect to such debentures, and decreased by payments received with respect to such debentures.

NON-U.S. HOLDERS

     United States federal withholding tax will not apply to any payment of interest on debentures held by a Non-U.S. holder if the interest qualifies for the so-called "portfolio interest exemption." This will be the case provided that: (1) the Non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code; (2) the Non-U.S. holder is not a controlled foreign corporation that is related to us through stock ownership; (3) the Non-U.S. holder is not a bank whose receipt of interest on the debenture is described in section 881(c)(3)(A) of the Code; and
(4) the Non-U.S. holder satisfies the statement requirement (described generally below) set forth in section 871(h) and 881(c) of the Code and the regulations thereunder.

     To satisfy the requirement referred to in clause (4) above, the Non-U.S. holder or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and that is holding the debenture on behalf of such Non-U.S. holder, must provide, in accordance with specified procedures, the withholding agent with a statement to the effect that the Non-U.S. holder is not a U.S. person. This requirement will be met if (1) the Non-U.S. holder certifies to the withholding agent under penalties of perjury that it is not a United States person (which certification can be made on IRS Form W-8BEN) and provides his name and address or (2) a financial institution holding the debentures certifies to the withholding agent under penalties of perjury that such statement has been received from the Non-U.S. holder by it and furnishes the withholding agent with a copy of such statement. Applicable Treasury regulations provide alternative methods for satisfying these requirements. These regulations also generally require, in the case of debentures held by a foreign partnership, that (1) the requirement referred to in clause (4) above be satisfied by the partners rather than the foreign partnership and (2) the partnership provide certain information to the withholding agent. Each Non-U.S. holder should consult its own tax advisor regarding the application to such holder of these regulations.

     Subject to the discussion below concerning back-up withholding, any gain realized on the sale, exchange or other disposition of a debenture by a Non-U.S. holder generally will not be subject to U.S. federal income tax unless (1) that gain is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. holder or (2) the Non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and other conditions are met.

     If a Non-U.S. holder is engaged in a trade or business in the United States and the interest on a debenture or any gain realized on the sale, exchange or disposition of a debenture is effectively connected with the conduct of that trade or business, such Non-U.S. holder (although exempt from withholding tax) will be subject to U.S. federal income tax on such interest or gain in the same manner as if it were a U.S. holder. In addition, if the Non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

     U.S. Holders. Unless a U.S. holder is an exempt recipient, such as a corporation, payments on the debentures, and the proceeds received from sale of debentures, may be subject to information reporting and may also be subject to United States federal backup withholding tax at the appropriate rate if such U.S. holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements.

     Non-U.S. Holders. In general, a Non-U.S. holder will not be subject to backup withholding and information reporting with respect to payments on the debentures, and the proceeds from sale of the debentures, provided that the payor does not have actual knowledge that the holder is a United States person and the holder has given the statement or provided the certifications described above in clause (4) of the first paragraph under "Non-U.S. Holders." Withholding agents must nevertheless report to the IRS and each Non-U.S. holder the amount of interest (including original issue discount) paid with respect to the debentures held by each Non-U.S. holder and the rate of withholding (if any) applicable to each Non-U.S. holder.

     Any amounts so withheld under the backup withholding rules will be allowed as a credit against the Holder's United States federal income tax liability, provided that the required procedures are followed.

                              PLAN OF DISTRIBUTION

     The remarketing is being made pursuant to a remarketing agreement between us and Credit Suisse First Boston LLC and Goldman, Sachs & Co., as the remarketing agents. Under the remarketing agreement, the remarketing agents will use their commercially reasonable best efforts to sell the remarketed debentures at a price equal to 100.5% of the "remarketing value." The remarketing value with respect to each debenture that is being offered in this remarketing is the sum of:

     - the value at February 12, 2003 of such amount of U.S. Treasury securities (CUSIP No. 912795MM0) as will pay, on or prior to May 15, 2003, an amount of cash equal to the interest scheduled to be paid on the debenture on that date, at the rate of interest in effect prior to the re-setting of the interest rate in the remarketing; and

     - the value at February 12, 2003 of such amount of U.S. Treasury securities (CUSIP No. 912795MM0) as will pay, on or prior to May 15, 2003, an amount of cash equal to $50.

On February 12, 2003, the remarketing agents will attempt to reset the rate of interest payable on the remarketed debentures to a rate they believe is sufficient to cause the market value of each debenture to be equal to 100.5% of the remarketing value. Upon a successful remarketing, the remarketing agents will use the net proceeds of the remarketing of debentures comprising a part of "normal units" (i.e., units consisting of a debenture and a stock purchase contract) to purchase the U.S. Treasury securities described above, which will be pledged to support the obligations of holders of normal units to purchase shares of our common stock under the stock purchase contracts.

     Due to market conditions and other factors, the remarketing agents may be unable to establish a reset rate of interest on the remarketed debentures that will be sufficient to cause the aggregate market value of all the debentures being remarketed on February 12, 2003 to be equal to 100.5% of the remarketing value. In that event, if the remarketing agents are not able to sell the remarketed debentures on February 12, 2003 at a price equal to 100.5% of the remarketing value, determined on the basis of the debentures being remarketed, the remarketing will be deemed to have failed. Provided that we have published a notice of the failed remarketing, the remarketing agents may thereafter attempt to establish a new reset rate and attempt subsequently to remarket the debentures on one or more occasions until May 15, 2003. Any such subsequent remarketing would be at a price equal to 100.5% of the remarketing value determined on the basis of the debentures being remarketed and, in the event of any failed subsequent remarketing, we will publish a notice of failed remarketing in respect of the immediately preceding failed remarketing.

     Pursuant to the remarketing agreement, the remarketing agents will retain a total remarketing fee not exceeding 25 basis points (.25%) of the total proceeds of the remarketing. Neither we nor the holders of debentures participating in this remarketing will otherwise be responsible for any remarketing fee or commission in connection with this remarketing.

     We have been advised by the remarketing agents that they propose initially to remarket the debentures to investors at the price to the public set forth on the cover page of this prospectus supplement. After the initial remarketing, the offering price may be changed.

     The debentures have no established trading market. The remarketing agents have advised us that they intend to make a market for the debentures, but they have no obligation to do so and may discontinue market making at any time without providing any notice. No assurance can be given as to the liquidity of any trading market for the debentures.

     In order to facilitate the remarketing of the debentures, the remarketing agents may engage in transactions that stabilize, maintain or otherwise affect the price of the debentures. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the debentures. In general, purchases of a security for the purpose of stabilization could cause the price of the security to be higher than it might be in the absence of these purchases. We and the remarketing agents make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the debentures. In addition, we and the remarketing agents make no representation that the remarketing agents will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

     We have agreed to indemnify the remarketing agents against, or to contribute to payments that the remarketing agents may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933.

     Credit Suisse First Boston LLC and Goldman, Sachs & Co. have in the past provided, and may in the future provide, investment banking and underwriting services to us and our affiliates for which they have received, or will receive, customary compensation. Robert H. Benmosche, Chairman of the Board, President, Chief Executive Officer and a director of MetLife, Inc., is a director of Credit Suisse Group, the parent company of Credit Suisse First Boston LLC. MetLife, Inc. provides insurance-related products and services and leases a substantial amount of office space to Credit Suisse Group affiliates. MetLife, Inc. is a limited partner of certain limited partnerships affiliated with Credit Suisse First Boston LLC.

     Credit Suisse First Boston LLC and Goldman, Sachs & Co. have advised us that they will make securities available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. They have further advised us that Market Axess Inc. is providing the system as a conduit for communications between Credit Suisse First Boston LLC and Goldman, Sachs & Co. and their customers and is not a party to the sale of debentures. We have also been advised by Credit Suisse First Boston LLC and Goldman, Sachs & Co. that Market Axess Inc. will not function as an underwriter or agent of MetLife, Inc., nor will it act as a broker for any customer of Credit Suisse First Boston LLC or Goldman, Sachs & Co. Credit Suisse First Boston LLC and Goldman, Sachs & Co. have advised us that Market Axess Inc., a registered broker-dealer, will receive compensation from Credit Suisse First Boston LLC and Goldman, Sachs & Co. based on transactions the remarketing agents conduct through the system. Credit Suisse First Boston LLC and Goldman, Sachs & Co. have advised us that they will make securities available to their customers through the Internet, whether made through a proprietary or third party system, on the same terms as those made through other channels.

                             OFFERING RESTRICTIONS

     The debentures are offered for sale in those jurisdictions in the United States, Canada, Europe, Asia and elsewhere where it is lawful to make such offers.

     Each of the remarketing agents has severally represented and agreed that it has not offered, sold or delivered and it will not offer, sell or deliver, directly or indirectly, any of the debentures, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the debentures, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on us except as set forth in the remarketing agreement.

     United Kingdom. Each of the remarketing agents has severally represented and agreed that it has not offered, and will not offer, prior to the expiry of a period of six months from the issue date of the debentures, any debentures to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995.

     A person may only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of any securities in circumstances in which
Section 21(1) of the FSMA does not apply to MetLife, Inc.

     This communication is directed only at persons who (1) are outside the United Kingdom or (2) have professional experience in matters relating to investments or (3) are persons falling within Article 49(2)(a) to (d) ("high net worth companies, unincorporated associations etc.") of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2001 (all such persons together being referred to as "relevant persons"). This communication must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this communication relates is available only to relevant persons and will be engaged in only with relevant persons."

     Japan. The debentures have not been and will not be registered under the Securities and Exchange Law of Japan. Each remarketing agent has severally represented and agreed that it has not offered or sold, and it will not offer or sell, directly or indirectly, any debentures in Japan or to, or for the account or benefit of, any resident of Japan or to, or for the account or benefit, of any resident for reoffering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan except (1) pursuant to an exemption from the registration requirements of, or otherwise in compliance with, the Securities and Exchange Law of Japan, and (2) in compliance with the other relevant laws and regulations of Japan.

     Hong Kong. Each of the remarketing agents has severally represented and agreed that it has not offered, and will not offer, in the Hong Kong Special Administrative Region of the People's Republic of China ("Hong Kong") any debentures, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, except in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32) of Hong Kong, and unless permitted to do so under the securities laws of Hong Kong, no person has issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purpose of issue, any advertisement, document or invitation relating to the debentures in Hong Kong other than with respect to the debentures intended to be disposed of to persons outside Hong Kong or only to persons whose business involves the acquisition, disposal or holding of securities whether as principal or agent.

     Germany. No sales prospectus (Verkaufsprospekt) relating to the debentures has been or will be published in Germany. Each remarketing agent has severally represented and agreed that it will comply with the German law relating to securities sales prospectuses (Verkaufsprospektgesetz), of September 13, 1990, as amended (the "Law Concerning Prospectuses"), and that it will not offer or sell the debentures in Germany, except pursuant to one of the placement exemptions relating to prospectuses set forth in the Law Concerning Prospectuses.

                                 LEGAL OPINIONS

     The validity of the debentures offered hereby will be passed upon for MetLife, Inc. by Gary A. Beller, Senior Executive Vice-President and General Counsel of MetLife, and by Debevoise & Plimpton. As of the date of this prospectus supplement, Mr. Beller beneficially owns shares of MetLife, Inc. common stock and holds options to purchase MetLife, Inc. common stock. Skadden, Arps, Slate, Meagher & Flom LLP will pass upon certain legal matters for the remarketing agents. Skadden, Arps, Slate, Meagher & Flom LLP has, from time to time, represented, and may continue to represent, us in connection with various legal matters. Each of Debevoise & Plimpton and Skadden, Arps, Slate, Meagher & Flom LLP maintains a group life insurance policy with Metropolitan Life. Helene
L. Kaplan and Curtis H. Barnette, both directors of MetLife, Inc. and Metropolitan Life, are of counsel to Skadden, Arps, Slate, Meagher & Flom LLP.

PROSPECTUS

                                 $4,000,000,000

                                 [METLIFE LOGO]
               DEBT SECURITIES, PREFERRED STOCK AND COMMON STOCK

                            METLIFE CAPITAL TRUST II
                           METLIFE CAPITAL TRUST III
                           TRUST PREFERRED SECURITIES
             FULLY AND UNCONDITIONALLY GUARANTEED BY METLIFE, INC.,
                              AS SET FORTH HEREIN

     MetLife, Inc., MetLife Capital Trust II and MetLife Capital Trust III will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

     THIS PROSPECTUS MAY NOT BE USED TO SELL SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

     MetLife, Inc., MetLife Capital Trust II and MetLife Capital Trust III may offer securities through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see "Plan of Distribution" in this prospectus.

     MetLife, Inc.'s common stock is listed on the New York Stock Exchange under the trading symbol "MET".

     None of the Securities and Exchange Commission, any state securities commission, the New York Superintendent of Insurance or any other regulatory body has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is June 1, 2001

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
About This Prospectus.......................................    2
Where You Can Find More Information.........................    2
Special Note Regarding Forward-Looking Statements...........    3
MetLife, Inc................................................    5
The Trusts..................................................    5
Use of Proceeds.............................................    7
Ratio of Earnings to Fixed Charges..........................    7
Description of Securities...................................    7
Description of Debt Securities..............................    7
Description of Capital Stock................................   16
Description of Trust Preferred Securities...................   23
Description of Guarantees...................................   25
Plan of Distribution........................................   28
Legal Opinions..............................................   29
Experts.....................................................   29

                             ABOUT THIS PROSPECTUS

     Unless otherwise stated or the context otherwise requires, references in this prospectus to "MetLife," "we," "our," or "us" refer to MetLife, Inc., together with Metropolitan Life Insurance Company, and their respective direct and indirect subsidiaries, while references to "MetLife, Inc." refer only to the holding company on a nonconsolidated basis. References in this prospectus to the "trusts" refer to MetLife Capital Trust II and MetLife Capital Trust III.

     This prospectus is part of a registration statement that MetLife, Inc., MetLife Capital Trust II and MetLife Capital Trust III filed with the SEC using a "shelf" registration process. Under this shelf process, MetLife, Inc. may, from time to time, sell any combination of debt securities, preferred stock and common stock, and MetLife Capital Trust II and MetLife Capital Trust III may, from time to time, sell trust preferred securities guaranteed by MetLife, Inc., as described in this prospectus, in one or more offerings up to a total dollar amount of $4,000,000,000 or the equivalent thereof on the date of issuance in one or more foreign currencies, foreign currency units or composite currencies. This prospectus provides you with a general description of the securities MetLife, Inc. and the trusts may offer. Each time that securities are sold, a prospectus supplement that will contain specific information about the terms of that offering will be provided. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

     You should rely on the information contained or incorporated by reference in this prospectus. Neither MetLife, Inc. nor the trusts have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither MetLife, Inc. nor the trusts are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

     You should assume that the information in this prospectus is accurate as of the date of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                      WHERE YOU CAN FIND MORE INFORMATION

     MetLife, Inc. files reports, proxy statements and other information with the SEC. These reports, proxy statements and other information, including the registration statement of which this prospectus is a part, can be read and copied at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC, including MetLife, Inc. MetLife, Inc.'s common stock is listed and traded on the New York Stock Exchange. These reports, proxy statements and other information can also be read at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The SEC allows "incorporation by reference" into this prospectus of information that MetLife, Inc. files with the SEC. This permits MetLife, Inc. to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed with the SEC subsequent to the date of this prospectus will automatically be deemed to update and supersede this information. MetLife, Inc. incorporates by reference the following documents which have been filed with the
SEC:

     - Registration Statement on Form 8-A, dated March 31, 2000, relating to registration of shares of MetLife, Inc.'s common stock and Registration Statement on Form 8-A, dated March 31, 2000, relating to registration of MetLife, Inc.'s Series A Junior Participating Preferred Stock purchase rights;

     - Annual Report on Form 10-K for the year ended December 31, 2000;

     - Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

     - Current Report on Form 8-K dated May 8, 2001; and

     - Proxy Statement for the Annual Meeting of Shareholders Held on April 24, 2001.

     MetLife, Inc. incorporates by reference the documents listed above and any future filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until MetLife, Inc., MetLife Capital Trust II and MetLife Capital Trust III file a post-effective amendment which indicates the termination of the offering of the securities made by this prospectus.

     MetLife, Inc. will provide without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus, other than exhibits which are specifically incorporated by reference into those documents. Requests should be directed to Investor Relations, MetLife, Inc., One Madison Avenue, New York, New York 10010-3690 (telephone number 1-800-649-3593). You may also obtain some of the documents incorporated by reference into this document at MetLife's website, www.metlife.com. You should be aware that the information contained on MetLife's website is not a part of this document.

                             SPECIAL NOTE REGARDING
                           FORWARD-LOOKING STATEMENTS

     This prospectus and the accompanying prospectus supplement may contain or incorporate by reference information that includes or is based upon forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements give expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operations and financial results.

     Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining MetLife's actual future results. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance, and there are no guarantees about the performance of any securities offered by this prospectus. Actual results could differ materially from those expressed or implied in the forward-looking statements. Among factors that could cause actual results to differ materially are:

     - changes in general economic conditions, including the performance of financial markets and interest rates;

     - heightened competition, including with respect to pricing, entry of new competitors and the development of new products by new and existing competitors;

     - unanticipated changes in industry trends;

     - MetLife, Inc.'s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends;

     - deterioration in the experience of the "closed block" established in connection with the reorganization of MetLife, Inc.'s subsidiary Metropolitan Life Insurance Company;

     - catastrophe losses;

     - regulatory, accounting or tax changes that may affect the cost of, or demand for, our products or services;

     - downgrades in our ratings;

     - discrepancies between actual claims experience and assumptions used in setting prices for our products and establishing the liabilities for our obligations for future policy benefits and claims;

     - adverse litigation or arbitration results;

     - our ability to identify and consummate on successful terms any future acquisitions, and to successfully integrate acquired businesses with minimal disruption;

     - other risks and uncertainties described from time to time in MetLife, Inc.'s or the trusts' filings with the Securities and Exchange Commission;

     - the risk factors or uncertainties listed herein or listed from time to time in prospectus supplements or any document incorporated by reference herein; and

     - other risks and uncertainties that have not been identified at this time.

Neither MetLife, Inc. nor the trusts undertake any obligation to publicly correct or update any forward-looking statement if MetLife, Inc. or the trusts later become aware that it is not likely to be achieved. You are advised, however, to consult any further disclosures MetLife, Inc. or the trusts make on related subjects in reports to the SEC.

                                 METLIFE, INC.

     We are a leading provider of insurance and financial services to a broad spectrum of individual and institutional customers. We currently provide individual insurance, annuities and investment products to approximately nine million households, or one of every 11 households in the U.S. We also provide group insurance and retirement and savings products and services to approximately 70,000 corporations and other institutions, including 87 of the FORTUNE 100 largest companies. Our institutional clients have approximately 33 million employees and members.

     We distribute our products and services nationwide through multiple channels, with the primary distribution systems being our core career agency system, our general agency distribution systems, our regional sales forces, our dedicated sales forces, financial intermediaries, independent agents and product specialists. We operate in the international markets that we serve through subsidiaries and joint ventures. Our international segment focuses on the Asia/Pacific region, Latin America and selected European countries and currently has insurance operations in twelve countries.

     MetLife, Inc. is incorporated under the laws of the State of Delaware. Its principal executive offices are located at One Madison Avenue, New York, New York 10010-3690. Its telephone number is (212) 578-2211.

THE REORGANIZATION

     On April 7, 2000, pursuant to an order by the New York Superintendent of Insurance approving its plan of reorganization, as amended, Metropolitan Life Insurance Company converted from a mutual life insurance company to a stock life insurance company and became MetLife, Inc.'s wholly-owned subsidiary. In connection with the plan of reorganization, each policyholder's membership interest was extinguished and each eligible policyholder received, in exchange for that interest, trust interests representing shares of MetLife, Inc.'s common stock to be held in the MetLife Policyholder Trust, cash or an adjustment to policy values in the form of policy credits, as provided in the plan of reorganization. A total of 494,466,664 shares of MetLife, Inc.'s common stock were distributed to the MetLife Policyholder Trust for the benefit of policyholders. For more information regarding the MetLife Policyholder Trust, see "Description of Securities -- Description of Capital Stock -- MetLife Policyholder Trust."

     Immediately following the demutualization, MetLife, Inc. conducted an initial public offering of a total of 232,300,000 shares of common stock, and MetLife, Inc. and MetLife Capital Trust I, a Delaware statutory business trust that MetLife, Inc. wholly owns, conducted a public offering of a total of 20,125,000 8.00% equity security units. Concurrently with the foregoing offerings, MetLife, Inc. sold a total of 60,000,000 shares of common stock in private placements. For more information regarding the private placements, see "Description of Securities -- Description of Capital Stock -- Registration Rights Granted, and Restrictions Imposed, in Connection With Private Placements of MetLife, Inc.'s Common Stock."

                                   THE TRUSTS

     MetLife Capital Trust II and MetLife Capital Trust III are statutory business trusts formed on May 17, 2001 under Delaware law pursuant to declarations of trust between the trustees named therein and MetLife, Inc. and the filing of certificates of trust with the Secretary of State of the State of Delaware. MetLife, Inc., as sponsor of the trusts, and the trustees named in the declarations of trust will amend and restate the declarations of trust in their entirety substantially in the form filed as an exhibit to the registration statement of which this prospectus forms a part, as of or prior to the date the trusts issue any trust preferred securities. The declarations of trust will be qualified as indentures under the Trust Indenture Act.

     The trusts exist for the exclusive purposes of:

     - issuing preferred securities and common securities;

     - investing the gross proceeds of the preferred securities and common securities in related series of debt securities, which may be senior or subordinated, issued by MetLife, Inc.; and

     - engaging in only those other activities which are necessary, appropriate, convenient or incidental to the purposes set forth above.

     The payment of periodic cash distributions on the trust preferred securities and payments on liquidation and redemption with respect to the trust preferred securities, in each case to the extent the trusts have funds legally and immediately available, will be guaranteed by MetLife, Inc. to the extent set forth under "Description of Guarantees."

     MetLife, Inc. will own, directly or indirectly, all of the common securities of the trusts. The common securities will represent an aggregate liquidation amount equal to at least 3% of each trust's total capitalization. The preferred securities of each trust will represent the remaining 97% of each trust's total capitalization. The common securities will have terms substantially identical to, and will rank equal in priority of payment with, the preferred securities. However, if MetLife, Inc. defaults on the related series of debt securities, then cash distributions and liquidation, redemption and other amounts payable on the common securities will be subordinate to the trust preferred securities in priority of payment.

     The trusts each have a term of approximately 55 years, but may terminate earlier as provided in their respective declarations of trust. The trusts' business and affairs will be conducted by the trustees appointed by MetLife, Inc., as the direct or indirect holder of all of the common securities. The holder of the common securities of each trust will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the trustees of the trust. However, the number of trustees shall be at least two, at least one of which shall be an administrative trustee. The duties and obligations of the trustees will be governed by the declaration of trust for each trust. A majority of the trustees of each trust will be persons who are employees or officers of or affiliated with MetLife, Inc. One trustee of each trust will be a financial institution which will be unaffiliated with MetLife, Inc. and which will act as property trustee and as indenture trustee for purposes of the Trust Indenture Act of 1939, pursuant to the terms set forth in a prospectus supplement. In addition, unless the property trustee maintains a principal place of business in the State of Delaware, and otherwise meets the requirements of applicable law, one trustee of each trust will have its principal place of business or reside in the State of Delaware.

     The property trustee will hold title to the debt securities for the benefit of the holders of the trust securities and the property trustee will have the power to exercise all rights, powers and privileges under the indenture as the holder of the debt securities. In addition, the property trustee will maintain exclusive control of a segregated noninterest bearing bank account to hold all payments made in respect of the debt securities for the benefit of the holders of the trust securities. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the trust securities out of funds from this property account.

     The rights of the holders of the trust preferred securities, including economic rights, rights to information and voting rights, are provided in the declarations of trust of MetLife Capital Trust II and MetLife Capital Trust III, including any amendments thereto, the trust preferred securities, the Delaware Business Trust Act and the Trust Indenture Act.

     MetLife, Inc. will pay all fees and expenses related to the trusts and the offering of trust preferred securities. The principal offices of each trust is: c/o Bank One Delaware, Inc., Three Christina Center, 201 North Walnut Street, Wilmington, New Castle County, Delaware 19801. The telephone number of each trust is: (212) 373-1105.

     For financial reporting purposes,

     - the trusts will be treated as MetLife, Inc.'s subsidiaries; and

     - the accounts of the trusts will be included in MetLife, Inc.'s consolidated financial statements.

     The financial statements of the trusts will be consolidated in MetLife, Inc.'s consolidated financial statements, with the trust preferred securities shown on MetLife, Inc.'s consolidated balance sheets. The notes to our consolidated financial statements will disclose that the sole assets of the trusts will be the debt securities issued by MetLife, Inc. to the trusts. Distributions on the trust preferred securities will be reported as a charge to minority interest, which is included in Other Expenses in MetLife, Inc.'s consolidated statements of income, whether paid or accrued.

     Please read the prospectus supplement relating to the trust preferred securities for further information concerning the trusts and the trust preferred securities.

                                USE OF PROCEEDS

     Unless otherwise set forth in a prospectus supplement, we intend to use the proceeds of any securities sold for general corporate purposes. The trusts will use all of the proceeds they receive from the sale of trust preferred securities to purchase debt securities issued by MetLife, Inc.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth MetLife's ratio of earnings to fixed charges.

                                                 THREE
                                                MONTHS
                                                 ENDED            YEAR ENDED DECEMBER 31,
                                               MARCH 31,    ------------------------------------
                                                 2001       2000    1999    1998    1997    1996
                                               ---------    ----    ----    ----    ----    ----
Ratio of Earnings to Fixed Charges(1)........    1.36       1.39    1.31    1.65    1.56    1.43

---------------
(1) For purposes of this computation, earnings are defined as income before provision for income taxes and discontinued operations and excluding undistributed income and losses from equity method investments, minority interest and fixed charges, excluding capitalized interest. Fixed charges are the sum of interest and debt issue costs, interest credited to policyholder account balances and an estimated interest component of rent expense.

                           DESCRIPTION OF SECURITIES

     This prospectus contains summary descriptions of the debt securities, common stock and preferred stock that MetLife, Inc. may sell from time to time, and the trust preferred securities guaranteed by MetLife, Inc. that MetLife Capital Trust II and MetLife Capital Trust III may sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms of the securities being offered.

                         DESCRIPTION OF DEBT SECURITIES

     As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that MetLife, Inc. may issue from time to time. The debt securities will either be senior debt securities or subordinated debt securities. Senior debt securities will be issued under a "Senior Indenture" and subordinated debt securities will be issued under a "Subordinated Indenture". This prospectus sometimes refers to the Senior Indenture and the Subordinated Indenture collectively as the "Indentures". Unless the applicable prospectus supplement states otherwise, the trustee under the Indentures will be Bank One Trust Company, N.A., a national banking association.

     The forms of Indentures are filed as exhibits to the registration statement. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the Indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indentures and the debt securities, including the definitions therein of certain terms.

GENERAL

     The debt securities will be direct unsecured obligations of MetLife, Inc. The senior debt securities will rank equally with all of MetLife, Inc.'s other senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to all of MetLife, Inc.'s present and future senior indebtedness.

     Because MetLife, Inc. is principally a holding company, its right to participate in any distribution of assets of any subsidiary, including Metropolitan Life Insurance Company, upon the subsidiary's liquidation or reorganization or otherwise, is subject to the prior claims of creditors of the subsidiary, except to the extent MetLife, Inc. may be recognized as a creditor of that subsidiary. Accordingly, MetLife, Inc.'s obligations under the debt securities will be effectively subordinated to all existing and future indebtedness and liabilities of its subsidiaries, including liabilities under contracts of insurance and annuities written by MetLife, Inc.'s insurance subsidiaries, and holders of debt securities should look only to MetLife, Inc.'s assets for payment thereunder.

     The Indentures do not limit the aggregate principal amount of debt securities that MetLife, Inc. may issue and provide that MetLife, Inc. may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. MetLife, Inc. may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable Indenture. The Indentures also do not limit our ability to incur other debt.

     Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following:

     - the title of debt securities and whether they are subordinated debt securities or senior debt securities;

     - any limit on the aggregate principal amount of the debt securities;

     - the price or prices at which MetLife, Inc. will sell the debt securities;

     - the maturity date or dates of the debt securities;

     - the rate or rates of interest, if any, which may be fixed or variable, per annum at which the debt securities will bear interest, or the method of determining such rate or rates, if any;

     - the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

     - the right, if any, to extend the interest payment periods and the duration of any such deferral period, including the maximum consecutive period during which interest payment periods may be extended;

     - whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

     - the dates on which MetLife, Inc. will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

     - the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable;

     - if MetLife, Inc. possesses the option to do so, the periods within which and the prices at which MetLife, Inc. may redeem the debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

     - MetLife, Inc.'s obligation, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which MetLife, Inc. will redeem, repay or purchase the debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

     - the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples of $1,000;

     - the portion, or methods of determining the portion, of the principal amount of the debt securities which MetLife, Inc. must pay upon the acceleration of the maturity of the debt securities in connection with an Event of Default (as described below), if other than the full principal amount;

     - the currency, currencies or currency unit in which MetLife, Inc. will pay the principal of (and premium, if any) or interest, if any, on the debt securities, if not United States dollars;

     - provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

     - any deletions from, modifications of or additions to the Events of Default or MetLife, Inc.'s covenants with respect to the applicable series of debt securities, and whether or not such Events of Default or covenants are consistent with those contained in the applicable Indenture;

     - the application, if any, of the terms of the Indenture relating to defeasance and covenant defeasance (which terms are described below) to the debt securities;

     - whether the subordination provisions summarized below or different subordination provisions will apply to the debt securities;

     - the terms, if any, upon which the holders may convert or exchange such debt securities into or for MetLife, Inc.'s common stock or other securities or property;

     - whether any of the debt securities will be issued in global form and, if so, the terms and conditions upon which global debt securities may be exchanged for certificated debt securities;

     - any change in the right of the trustee or the requisite holders of debt securities to declare the principal amount thereof due and payable because of an Event of Default;

     - the depositary for global or certificated debt securities;

     - any special tax implications of the debt securities;

     - any trustees, authenticating or paying agents, transfer agents or registrars or other agents with respect to the debt securities; and

     - any other terms of the debt securities not inconsistent with the provisions of the Indentures, as amended or supplemented.

     Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

     Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued in fully-registered form without coupons.

     Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

SUBORDINATION

     The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to all of MetLife, Inc.'s Senior Indebtedness.

     Under the Subordinated Indenture, "Senior Indebtedness" means all amounts due on obligations in connection with any of the following, whether outstanding at the date of execution of the Subordinated Indenture or thereafter incurred or created:

     - the principal of (and premium, if any) and interest in respect of indebtedness of MetLife, Inc. for borrowed money and indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by MetLife, Inc.;

     - all capital lease obligations of MetLife, Inc.;

     - all obligations of MetLife, Inc. issued or assumed as the deferred purchase price of property, all conditional sale obligations of MetLife, Inc. and all obligations of MetLife, Inc. under any title retention agreement (but excluding trade accounts payable in the ordinary course of business);

     - all obligations of MetLife, Inc. for the reimbursement on any letter of credit, banker's acceptance, security purchase facility or similar credit transaction;

     - all obligations of MetLife, Inc. in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements;

     - all obligations of the types referred to above of other persons for the payment of which MetLife, Inc. is responsible or liable as obligor, guarantor or otherwise; and

     - all obligations of the types referred to above of other persons secured by any lien on any property or asset of MetLife, Inc. whether or not such obligation is assumed by MetLife, Inc.

     Senior Indebtedness does not include:

     - indebtedness or monetary obligations to trade creditors created or assumed by MetLife, Inc. in the ordinary course of business in connection with the obtaining of materials or services;

     - indebtedness that is by its terms subordinated to or ranks equal with the subordinated debt securities; and

     - any indebtedness of MetLife, Inc. to its affiliates (including all debt securities and guarantees in respect of those debt securities issued to any trust, partnership or other entity affiliated with MetLife, Inc. that is a financing vehicle of MetLife, Inc. in connection with the issuance by such financing entity of preferred securities or other securities guaranteed by MetLife, Inc.) unless otherwise expressly provided in the terms of any such indebtedness.

The terms of MetLife, Inc,'s guarantees with respect to the capital securities and common securities of MetLife Capital Trust I and the terms of MetLife, Inc.'s 8.00% Debentures due 2005 held by MetLife Capital Trust I expressly provide that each shall rank equally in right of payment with all other senior unsecured debt of MetLife, Inc.

     Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

     Unless otherwise noted in the accompanying prospectus supplement, if MetLife, Inc. defaults in the payment of any principal of (or premium, if any) or interest on any Senior Indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default is cured or waived or ceases to exist, MetLife, Inc. will make no direct or indirect payment (in cash, property, securities, by set-off or otherwise) in respect of the principal of or interest on the subordinated debt securities or in respect of any redemption, retirement, purchase or other requisition of any of the subordinated debt securities.

     In the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt securities outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due on the senior debt securities before the holders of the subordinated debt securities will be entitled to receive any payment of principal (and premium, if any) or interest on the subordinated debt securities.

     If any of the following events occurs, MetLife, Inc. will pay in full all Senior Indebtedness before it makes any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, to any holder of subordinated debt securities:

     - any dissolution or winding-up or liquidation or reorganization of MetLife, Inc., whether voluntary or involuntary or in bankruptcy, insolvency or receivership;

     - any general assignment by MetLife, Inc. for the benefit of creditors; or

     - any other marshaling of MetLife, Inc.'s assets or liabilities.

     In such event, any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated debt securities, will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness has been paid in full. If any payment or distribution under the subordinated debt securities is received by the trustee of any subordinated debt securities in contravention of any of the terms of the Subordinated Indenture and before all the Senior Indebtedness has been paid in full, such payment or distribution or security will be received in trust for the benefit of, and paid over or delivered and transferred to, the holders of the Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full.

     The Subordinated Indenture does not limit the issuance of additional Senior Indebtedness.

     If debt securities are issued to a trust in connection with the issuance of trust preferred securities, such debt securities may thereafter be distributed pro rata to the holders of such trust securities in connection with the dissolution of such trust upon the occurrence of certain events described in the applicable prospectus supplement.

RESTRICTIVE COVENANTS

     Unless an accompanying prospectus supplement states otherwise, the following restrictive covenants shall apply to each series of senior debt securities:

     Limitation on Liens. So long as any senior debt securities are outstanding, neither MetLife, Inc. nor any of its subsidiaries will create, assume, incur or guarantee any debt which is secured by any mortgage, pledge, lien, security interest or other encumbrance on any capital stock of:

     - Metropolitan Life Insurance Company;

     - any successor to substantially all of the business of Metropolitan Life Insurance Company which is also a subsidiary of MetLife, Inc.; or

     - any corporation (other than MetLife, Inc.) having direct or indirect control of Metropolitan Life Insurance Company or any such successor.

However, this restriction will not apply if the debt securities then outstanding are secured at least equally and ratably with the otherwise prohibited secured debt so long as it is outstanding.

     Limitations on Dispositions of Stock of Certain Subsidiaries. So long as any senior debt securities are outstanding and subject to the provisions of the Senior Indenture regarding mergers, consolidations and sales of assets, neither MetLife, Inc. nor any of its subsidiaries will sell or otherwise dispose of any shares of capital stock (other than preferred stock having no voting rights of any kind) of:

     - Metropolitan Life Insurance Company;

     - any successor to substantially all of the business of Metropolitan Life Insurance Company which is also a subsidiary of MetLife, Inc.; or

     - any corporation (other than MetLife, Inc.) having direct or indirect control of Metropolitan Life Insurance Company or any such successor;

     Except for, in each case:

     - a sale or other disposition of any of such stock to a wholly-owned subsidiary of MetLife, Inc. or of such subsidiary;

     - a sale or other disposition of all of such stock for at least fair value (as determined by MetLife, Inc.'s board of directors acting in good faith); or

     - a sale or other disposition required to comply with an order of a court or regulatory authority of competent jurisdiction, other than an order issued at MetLife, Inc.'s request or the request of any of MetLife, Inc.'s subsidiaries.

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

     MetLife, Inc. may not (i) merge with or into or consolidate with another corporation or sell, assign, transfer, lease or convey all or substantially all of its properties and assets to, any other corporation other than a direct or indirect wholly-owned subsidiary of MetLife, Inc., and (ii) no corporation may merge with or into or consolidate with MetLife, Inc. or, except for any direct or indirect wholly-owned subsidiary of MetLife, Inc., sell, assign, transfer, lease or convey all or substantially all of its properties and assets to MetLife, Inc., unless:

     - MetLife, Inc. is the surviving corporation or the corporation formed by or surviving such merger or consolidation or to which such sale, assignment, transfer, lease or conveyance has been made, if other than MetLife, Inc., has expressly assumed by supplemental indenture all the obligations of MetLife, Inc. under the debt securities, the Indentures, and any guarantees of preferred securities or common securities issued by the trusts;

     - immediately after giving effect to such transaction, no default or Event of Default has occurred and is continuing;

     - if at the time any preferred securities of the trusts are outstanding, such transaction is not prohibited under the applicable declaration of trust and the applicable preferred securities guarantee of each trust; and

     - MetLife, Inc. delivers to the trustee an officers' certificate and an opinion of counsel, each stating that the supplemental indenture complies with the applicable Indenture.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Unless an accompanying prospectus supplement states otherwise, the following shall constitute "Events of Default" under the Indentures with respect to each series of debt securities:

     - MetLife, Inc.'s failure to pay any interest on any debt security of such series when due and payable, continued for 30 days;

     - MetLife, Inc.'s failure to pay principal (or premium, if any) on any debt security of such series when due, regardless of whether such payment became due because of maturity, redemption, acceleration or otherwise, or is required by any sinking fund established with respect to such series;

     - MetLife, Inc.'s failure to observe or perform any other of its covenants or agreements with respect to such debt securities for 90 days after MetLife, Inc. receives notice of such failure;

     - certain defaults with respect to MetLife, Inc.'s debt (other than the debt securities or non-recourse debt) in any aggregate principal amount in excess of $100,000,000 consisting of the failure to make any payment at maturity or that results in acceleration of the maturity of such debt;

     - certain events of bankruptcy, insolvency or reorganization of MetLife, Inc.; and

     - certain events of dissolution or winding-up of the trusts in the event that debt securities are issued to the trusts or a trustee of the trusts in connection with the issuance of securities by the trusts.

     If an Event of Default with respect to any debt securities of any series outstanding under either of the Indentures shall occur and be continuing, the trustee under such Indenture or the holders of at least 25% in aggregate principal amount of the debt securities of that series outstanding may declare, by notice as provided in the applicable Indenture, the principal amount (or such lesser amount as may be provided for in the debt securities of that series) of all the debt securities of that series outstanding to be due and payable immediately; provided that, in the case of an Event of Default involving certain events in bankruptcy, insolvency or reorganization, acceleration is automatic; and, provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived. Upon the acceleration of the maturity of original issue discount securities, an amount less than the principal amount thereof will become due and payable. Reference is made to the prospectus supplement relating to any original issue discount securities for the particular provisions relating to acceleration of maturity thereof.

     Any past default under either Indenture with respect to debt securities of any series, and any Event of Default arising therefrom, may be waived by the holders of a majority in principal amount of all debt securities of such series outstanding under such Indenture, except in the case of (i) default in the payment of the principal of (or premium, if any) or interest on any debt securities of such series or (ii) default in respect of a covenant or provision which may not be amended or modified without the consent of the holder of each outstanding debt security of such series affected.

     The trustee is required, within 90 days after the occurrence of a default (which is known to the trustee and is continuing), with respect to the debt securities of any series (without regard to any grace period or notice requirements), to give to the holders of the debt securities of such series notice of such default; provided, however, that, except in the case of a default in the payment of the principal of (and premium, if any) or interest, or in the payment of any sinking fund installment, on any debt securities of such series, the trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the debt securities of such series.

     The trustee, subject to its duties during default to act with the required standard of care, may require indemnification by the holders of the debt securities of any series with respect to which a default has occurred before proceeding to exercise any right or power under the Indentures at the request of the holders of the debt securities of such series. Subject to such right of indemnification and to certain other limitations, the holders of a majority in principal amount of the outstanding debt securities of any series under either Indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of such series.

     No holder of a debt security of any series may institute any action against MetLife, Inc. under either of the Indentures (except actions for payment of overdue principal of (and premium, if any) or interest on such debt security or for the conversion or exchange of such debt security in accordance with its terms) unless

(i) the holder has given to the trustee written notice of an Event of Default and of the continuance thereof with respect to the debt securities of such series specifying an Event of Default, as required under the applicable Indenture, (ii) the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding under such Indenture shall have requested the trustee to institute such action and offered to the trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request and (iii) the trustee shall not have instituted such action within 60 days of such request.

     MetLife, Inc. is required to furnish annually to the trustee statements as to MetLife, Inc.'s compliance with all conditions and covenants under each Indenture.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     If indicated in the applicable prospectus supplement, MetLife, Inc. may discharge or defease its obligations under each Indenture as set forth below.

     MetLife, Inc. may discharge certain obligations to holders of any series of debt securities issued under either the Senior Indenture or the Subordinated Indenture which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations (as defined in either Indenture), as trust funds in an amount certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of (and premium, if any) and interest on such debt securities.

     If indicated in the applicable prospectus supplement, MetLife, Inc. may elect either (i) to defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except as otherwise provided in the relevant Indenture) ("defeasance") or (ii) to be released from its obligations with respect to certain covenants applicable to the debt securities of or within any series ("covenant defeasance"), upon the deposit with the relevant Indenture trustee, in trust for such purpose, of money and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of (and premium, if any) or interest on such debt securities to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to defeasance or covenant defeasance, MetLife, Inc. must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant Indenture. In addition, in the case of either defeasance or covenant defeasance, the Company shall have delivered to the trustee (i) an officers' certificate to the effect that the relevant debt securities exchange(s) have informed it that neither such debt securities nor any other debt securities of the same series, if then listed on any securities exchange, will be delisted as a result of such deposit and (ii) an officers' certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

     MetLife, Inc. may exercise its defeasance option with respect to such debt securities notwithstanding its prior exercise of its covenant defeasance option.

MODIFICATION AND WAIVER

     Under the Indentures, MetLife, Inc. and the applicable trustee may supplement the Indentures for certain purposes which would not materially adversely affect the interests or rights of the holders of debt securities of a series without the consent of those holders. MetLife, Inc. and the applicable trustee may also modify the Indentures or any supplemental indenture in a manner that affects the interests or rights of the holders of debt securities with the consent of the holders of a least a majority in aggregate principal amount of the outstanding debt securities of each affected series issued under the Indenture. However, the Indentures require the consent of each holder of debt securities that would be affected by any modification which would:

     - extend the fixed maturity of any debt securities of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof;

     - reduce the amount of principal of an original issue discount debt security or any other debt security payable upon acceleration of the maturity thereof;

     - change the currency in which any debt security or any premium or interest is payable;

     - impair the right to enforce any payment on or with respect to any debt security;

     - adversely change the right to convert or exchange, including decreasing the conversion rate or increasing the conversion price of, any debt security (if applicable);

     - reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the Indentures or for waiver of compliance with certain provisions of the Indentures or for waiver of certain defaults;

     - reduce the requirements contained in the Indentures for quorum or voting; or

     - modify any of the above provisions.

     If debt securities are held by a trust or a trustee of a trust, a supplemental indenture that affects the interests or rights of the holders of debt securities will not be effective until the holders of not less than a majority in liquidation preference of the preferred securities and common securities of the applicable trust, collectively, have consented to the supplemental indenture; provided, further, that if the consent of the holder of each outstanding debt security is required, the supplemental indenture will not be effective until each holder of the preferred securities and the common securities of the applicable trust has consented to the supplemental indenture.

     The Indentures permit the holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series issued under the Indenture which is affected by the modification or amendment to waive MetLife, Inc.'s compliance with certain covenants contained in the Indentures.

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name a debt security is registered at the close of business on the record date for the interest.

     Unless otherwise indicated in the applicable prospectus supplement, principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as MetLife, Inc. may designate for such purpose from time to time. Notwithstanding the foregoing, at MetLife, Inc.'s option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.

     Unless otherwise indicated in the applicable prospectus supplement, a paying agent designated by MetLife, Inc. and located in the Borough of Manhattan, The City of New York will act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by MetLife, Inc. for the debt securities of a particular series will be named in the applicable prospectus supplement. MetLife, Inc. may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that MetLife, Inc. will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

     All moneys paid by MetLife, Inc. to a paying agent for the payment of the principal, interest or premium on any debt security which remain unclaimed at the end of two years after such principal, interest or premium has become due and payable will be repaid to MetLife, Inc. upon request, and the holder of such debt security thereafter may look only to MetLife, Inc. for payment thereof.

DENOMINATIONS, REGISTRATIONS AND TRANSFER

     Unless an accompanying prospectus supplement states otherwise, debt securities will be represented by one or more global certificates registered in the name of a nominee for The Depository Trust Company, or DTC. In such case, each holder's beneficial interest in the global securities will be shown on the records of DTC and transfers of beneficial interests will only be effected through DTC's records.

     A holder of debt securities may only exchange a beneficial interest in a global security for certificated securities registered in the holder's name if:

     - DTC notifies MetLife, Inc. that it is unwilling or unable to continue serving as the depositary for the relevant global securities or DTC ceases to maintain certain qualifications under the Securities Exchange Act of 1934 and no successor depositary has been appointed for 90 days; or

     - MetLife, Inc. determines, in its sole discretion, that the global security shall be exchangeable.

     If debt securities are issued in certificated form, they will only be issued in the minimum denomination specified in the accompanying prospectus supplement and integral multiples of such denomination. Transfers and exchanges of such debt securities will only be permitted in such minimum denomination. Transfers of debt securities in certificated form may be registered at the trustee's corporate office or at the offices of any paying agent or trustee appointed by MetLife, Inc. under the Indentures. Exchanges of debt securities for an equal aggregate principal amount of debt securities in different denominations may also be made at such locations.

GOVERNING LAW

     The Indentures and debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

RELATIONSHIP WITH THE TRUSTEES

     The trustee under the Indentures is Bank One Trust Company, N.A. MetLife, Inc. and its subsidiaries maintain ordinary banking and trust relationships with a number of banks and trust companies, including the trustee under the Indentures.

CONVERSION OR EXCHANGE RIGHTS

     The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for MetLife, Inc.'s common stock, preferred stock or other debt securities. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at MetLife, Inc.'s option. These provisions may allow or require the number of shares of MetLife, Inc.'s common stock or other securities to be received by the holders of such series of debt securities to be adjusted.

                          DESCRIPTION OF CAPITAL STOCK

     MetLife, Inc.'s authorized capital stock consists of:

     - 200,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were issued or outstanding as of the date of this prospectus;

     - 10,000,000 shares of Series A Junior Participating Preferred Stock, par value $0.01 per share, of which no shares were issued or outstanding as of the date of this prospectus; and

     - 3,000,000,000 shares of common stock, par value $0.01 per share, of which 749,733,176 shares, as well as the same number of rights to purchase shares of Series A Junior Participating Preferred Stock pursuant to the stockholder rights plan adopted by MetLife, Inc.'s board of directors on September 29, 1999, were outstanding as of May 4, 2001. See
       "-- Stockholder Rights Plan" for a description of the Series A Junior Participating Preferred Stock. The remaining shares of authorized and unissued common stock will be available for future issuance without additional stockholder approval.

COMMON STOCK

     Dividends. The holders of common stock, after any preferences of holders of any preferred stock, are entitled to receive dividends as determined by the board of directors. The issuance of dividends will depend upon, among other factors deemed relevant by MetLife, Inc.'s board of directors, MetLife's financial condition, results of operations, cash requirements, future prospects and regulatory restrictions on the payment of dividends by Metropolitan Life Insurance Company and MetLife, Inc.'s other subsidiaries. There is no requirement or assurance that MetLife, Inc. will declare and pay any dividends. In addition, the indenture governing the terms of our debentures issued to MetLife Capital Trust I in connection with the offering of equity security units prohibits the payment of dividends on common stock of MetLife, Inc. during a deferral of interest payments on the debentures or an event of default under the indenture or the related guarantee.

     Voting Rights. The holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote and do not have any cumulative voting rights.

     Liquidation and Dissolution. In the event of MetLife, Inc.'s liquidation, dissolution or winding-up, the holders of common stock are entitled to share equally and ratably in MetLife, Inc.'s assets, if any, remaining after the payment of all of MetLife, Inc.'s liabilities and the liquidation preference of any outstanding class or series of preferred stock.

     Other Rights. The holders of common stock have no preemptive, conversion, redemption or sinking fund rights. The holders of shares of MetLife, Inc.'s common stock are not required to make additional capital contributions.

     Transfer Agent and Registrar. The transfer agent and registrar for MetLife, Inc.'s common stock is Mellon Investor Services, successor to ChaseMellon Shareholder Services, L.L.C.

PREFERRED STOCK

     General. MetLife, Inc.'s board of directors has the authority to issue preferred stock in one or more series and to fix the number of shares constituting any such series and the designations, powers, preferences, limitations and relative rights including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by stockholders.

     MetLife, Inc. has authorized 10,000,000 shares of Series A Junior Participating Preferred Stock for issuance in connection with its stockholder rights plan. See "-- Stockholder Rights Plan" for a description of the Series A Junior Participating Preferred Stock.

     Voting Rights. The Delaware General Corporation Law provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of such preferred stock.

     Conversion or Exchange. The prospectus supplement will describe the terms, if any, on which the preferred stock may be convertible into or exchangeable for MetLife, Inc.'s common stock, debt securities or other preferred stock. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at MetLife, Inc.'s option. These provisions may allow or require the number of shares of MetLife, Inc.'s common stock or other securities to be received by the holders of preferred stock to be adjusted.

CERTAIN PROVISIONS IN METLIFE, INC.'S CERTIFICATE OF INCORPORATION AND BY-LAWS AND IN DELAWARE AND NEW YORK LAW

     A number of provisions of MetLife, Inc.'s certificate of incorporation and by-laws deal with matters of corporate governance and rights of stockholders. The following discussion is a general summary of selected provisions of MetLife, Inc.'s certificate of incorporation and by-laws and regulatory provisions that might be deemed to have a potential "anti-takeover" effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by MetLife, Inc.'s board of directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the incumbent board of directors or management more difficult. Some provisions of the Delaware General Corporation Law and the New York Insurance Law may also have an anti-takeover effect. The following description of selected provisions of MetLife, Inc.'s certificate of incorporation and by-laws and selected provisions of the Delaware General Corporation Law and the New York Insurance Law is necessarily general and reference should be made in each case to MetLife, Inc.'s certificate of incorporation and by-laws, which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and to the provisions of those laws.

CLASSIFIED BOARD OF DIRECTORS AND REMOVAL OF DIRECTORS

     Pursuant to MetLife, Inc.'s certificate of incorporation, the directors are divided into three classes, as nearly equal in number as possible, with each class having a term of three years. The classes serve staggered terms, such that the term of one class of directors expires each year. Any effort to obtain control of MetLife, Inc.'s board of directors by causing the election of a majority of the board may require more time than would be required without a staggered election structure. MetLife, Inc.'s certificate of incorporation also provides that, subject to the rights of the holders of any class of preferred stock, directors may be removed only for cause at a meeting of stockholders by a vote of a majority of the shares then entitled to vote. This provision may have the effect of slowing or impeding a change in membership of MetLife, Inc.'s board of directors that would effect a change of control.

EXERCISE OF DUTIES BY BOARD OF DIRECTORS

     MetLife, Inc.'s certificate of incorporation provides that while the Metropolitan Life Policyholder Trust is in existence, each MetLife, Inc. director is required, in exercising his or her duties as a director, to take the interests of the trust beneficiaries into account as if they were holders of the shares of common stock held in the trust, except to the extent that any such director determines, based on advice of counsel, that to do so would violate his or her duties as a director under Delaware law.

RESTRICTION ON MAXIMUM NUMBER OF DIRECTORS AND FILLING OF VACANCIES ON METLIFE, INC.'S BOARD OF DIRECTORS

     Pursuant to MetLife, Inc.'s by-laws and subject to the rights of the holders of any class of preferred stock, the number of directors may be fixed and increased or decreased from time to time by resolution of the board of directors, but the board of directors will at no time consist of fewer than three directors. Subject to the rights of the holders of any class of preferred stock, stockholders can only remove a director for cause by a vote of a majority of the shares entitled to vote, in which case the vacancy caused by such removal may be filled at such meeting by the stockholders entitled to vote for the election of the director so removed. Any vacancy on the board of directors, including a vacancy resulting from an increase in the number of directors or resulting from a removal for cause where the stockholders have not filled the vacancy, subject to the rights of the holders of any class of preferred stock, may be filled by a majority of the directors then in office, although less than a quorum. If the vacancy is not so filled it will be filled by the stockholders at the next annual meeting of stockholders. The stockholders are not permitted to fill vacancies between annual meetings, except where the vacancy resulted from a removal for cause. These provisions give incumbent directors significant authority that may have the effect of limiting the ability of stockholders to effect a change in management.

ADVANCE NOTICE REQUIREMENTS FOR NOMINATION OF DIRECTORS AND PRESENTATION OF NEW BUSINESS AT MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

     MetLife, Inc.'s by-laws provide for advance notice requirements for stockholder proposals and nominations for director. In addition, pursuant to the provisions of both the certificate of incorporation and the by-laws, action may not be taken by written consent of stockholders; rather, any action taken by the stockholders must be effected at a duly called meeting. Moreover, the stockholders do not have the power to call a special meeting. Only the chief executive officer or the secretary pursuant to a board resolution or, under some circumstances, the president or a director who also is an officer, may call a special meeting. These provisions make it more procedurally difficult for a stockholder to place a proposal or nomination on the meeting agenda and prohibit a stockholder from taking action without a meeting, and therefore may reduce the likelihood that a stockholder will seek to take independent action to replace directors or with respect to other matters that are not supported by management for stockholder vote.

LIMITATIONS ON DIRECTOR LIABILITY

     MetLife, Inc.'s certificate of incorporation contains a provision that is designed to limit the directors' liability to the extent permitted by the Delaware General Corporation Law and any amendments to that law. Specifically, directors will not be held liable to MetLife, Inc. or its stockholders for an act or omission in their capacity as a director, except for liability as a result of:

     - a breach of the duty of loyalty to MetLife, Inc. or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - payment of an improper dividend or improper repurchase of MetLife, Inc.'s stock under Section 174 of the Delaware General Corporation Law; or

     - actions or omissions pursuant to which the director received an improper personal benefit.

The principal effect of the limitation on liability provision is that a stockholder is unable to prosecute an action for monetary damages against a director of MetLife, Inc. unless the stockholder can demonstrate one of the specified bases for liability. This provision, however, does not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws. MetLife, Inc.'s certificate of incorporation also does not eliminate the directors' duty of care. The inclusion of the limitation on liability provision in the certificate may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefitted MetLife, Inc. and its stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director's breach of the duty of care.

     MetLife, Inc.'s by-laws also provide that MetLife, Inc. indemnify its directors and officers to the fullest extent permitted by Delaware law. MetLife, Inc. is required to indemnify its directors and officers for all judgments, fines, settlements, legal fees and other expenses reasonably incurred in connection with pending or threatened legal proceedings because of the director's or officer's position with MetLife, Inc. or another entity, including Metropolitan Life Insurance Company, that the director or officer serves at MetLife, Inc.'s request, subject to certain conditions, and to advance funds to MetLife, Inc.'s directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must succeed in the legal proceeding or act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of MetLife, Inc. and with respect to any criminal action or proceeding, in a manner he or she reasonably believed to be lawful.

SUPERMAJORITY VOTING REQUIREMENT FOR AMENDMENT OF CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS

     Some of the provisions of MetLife, Inc.'s certificate of incorporation, including those that authorize the board of directors to create stockholder rights plans, that set forth the duties, election and exculpation from liability of directors and that prohibit stockholders from actions by written consent, may not be amended, altered, changed or repealed unless the amendment is approved by the vote of holders of 75% of the then outstanding shares entitled to vote at an election of directors. This requirement exceeds the majority vote of the outstanding stock that would otherwise be required by the Delaware General Corporation Law for the repeal or amendment of such provisions of the certificate of incorporation. MetLife, Inc.'s by-laws may be amended, altered or repealed by the board of directors or by the vote of holders of 75% of the then outstanding shares entitled to vote in the election of directors. These provisions make it more difficult for any person to remove or amend any provisions that have an antitakeover effect.

BUSINESS COMBINATION STATUTE

     In addition, as a Delaware corporation, MetLife, Inc. is subject to Section 203 of the Delaware General Corporation Law, unless it elects in its certificate of incorporation not to be governed by the provisions of Section 203. MetLife, Inc. has not made that election. Section 203 can affect the ability of an "interested stockholder" of MetLife, Inc. to engage in certain business combinations, including mergers, consolidations or acquisitions of additional shares of MetLife, Inc. for a period of three years following the time that the stockholder becomes an "interested stockholder." An "interested stockholder" is defined to mean any person owning, directly or indirectly, 15% or more of the outstanding voting stock of a corporation. The provisions of Section 203 are not applicable in some circumstances, including those in which (1) the business combination or transaction which results in the stockholder becoming an "interested stockholder" is approved by the corporation's board of directors prior to the time the stockholder becomes an "interested stockholder" or (2) the "interested stockholder," upon consummation of such transaction, owns at least 85% of the voting stock of the corporation outstanding prior to such transaction.

RESTRICTIONS ON ACQUISITIONS OF SECURITIES

     Section 7312 of the New York Insurance Law provides that, for a period of five years after completion of the distribution of consideration pursuant to the plan of reorganization, no person may directly or indirectly offer to acquire or acquire in any manner the beneficial ownership (defined as the power to vote or dispose of, or to direct the voting or disposition of, a security) of 5% or more of any class of voting security (which term includes MetLife, Inc.'s common stock) of MetLife, Inc. without the prior approval of the New York Superintendent of Insurance. Pursuant to Section 7312, voting securities acquired in excess of the 5% threshold without such prior approval will be deemed non-voting.

     The insurance laws and regulations of New York, the jurisdiction in which MetLife, Inc.'s principal insurance subsidiary, Metropolitan Life Insurance Company, is organized, may delay or impede a business combination involving MetLife, Inc. In addition to the limitations described in the immediately preceding paragraph, the New York Insurance Law prohibits any person from acquiring control of MetLife, Inc., and thus indirect control of Metropolitan Life Insurance Company, without the prior approval of the New York Superintendent of Insurance. That law presumes that control exists where any person, directly or indirectly, owns, controls, holds the power to vote or holds proxies representing 10% or more of MetLife, Inc.'s outstanding voting stock, unless the New York Superintendent, upon application, determines otherwise. Even persons who do not acquire beneficial ownership of more than 10% of the outstanding shares of MetLife, Inc.'s common stock may be deemed to have acquired such control, if the New York Superintendent determines that such persons, directly or indirectly, exercise a controlling influence over MetLife, Inc.'s management and policies. Therefore, any person seeking to acquire a controlling interest in MetLife, Inc. would face regulatory obstacles which may delay, deter or prevent an acquisition.

     The insurance holding company law and other insurance laws of many states also regulate changes of control (generally presumed upon acquisitions of 10% or more of voting securities) of insurance holding companies such as MetLife, Inc.

STOCKHOLDER RIGHTS PLAN

     MetLife, Inc.'s board of directors has adopted a stockholder rights plan under which each outstanding share of MetLife, Inc.'s common stock issued between April 4, 2000 and the distribution date (as described below) will be coupled with a stockholder right. Initially, the stockholder rights will be attached to the certificates representing outstanding shares of common stock, and no separate rights certificates will be distributed. Each right will entitle the holder to purchase one one-hundredth of a share of MetLife, Inc.'s Series A Junior Participating Preferred Stock. Each one one-hundredth of a share of Series A Junior Participating Preferred Stock will have economic and voting terms equivalent to one share of MetLife, Inc.'s common stock. Until it is exercised, the right itself will not entitle the holder thereof to any rights as a stockholder, including the right to receive dividends or to vote at stockholder meetings. The description and terms of the rights are set forth in a rights agreement entered into between MetLife, Inc. and Mellon Investor Services, successor to ChaseMellon Shareholder Services, L.L.C., as rights agent. Although the material provisions of the rights agreement have been accurately summarized, the statements below concerning the rights agreement are not necessarily complete and in each instance reference is made to the form of rights agreement itself, which is incorporated by reference into this prospectus in its entirety. Each statement is qualified in its entirety by such reference.

     Stockholder rights are not exercisable until the distribution date and will expire at the close of business on April 4, 2010, unless earlier redeemed or exchanged by MetLife, Inc. A distribution date would occur upon the earlier of:

     - the tenth day after the first public announcement or communication to MetLife, Inc. that a person or group of affiliated or associated persons (referred to as an "acquiring person") has acquired beneficial ownership of 10% or more of MetLife, Inc.'s outstanding common stock (the date of such announcement or communication is referred to as the "stock acquisition time"); or

     - the tenth business day after the commencement or announcement of the intention to commence a tender offer or exchange offer that would result in a person or group becoming an acquiring person.

If any person becomes an acquiring person, each holder of a stockholder right will be entitled to exercise the right and receive, instead of Series A Junior Participating Preferred Stock, common stock (or, in certain circumstances, cash, a reduction in purchase price, property or other securities of MetLife, Inc.) having a value equal to two times the purchase price of the stockholder right. All stockholder rights that are beneficially owned by an acquiring person or its transferee will become null and void.

     If at any time after a public announcement has been made or MetLife, Inc. has received notice that a person has become an acquiring person, (1) MetLife, Inc. is acquired in a merger or other business combination or (2) 50% or more of MetLife, Inc.'s assets, cash flow or earning power is sold or transferred, each holder of a stockholder right (except rights which previously have been voided as set forth above) will have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the purchase price of the right.

     The purchase price payable, the number of one one-hundredths of a share of Series A Junior Participating Preferred Stock or other securities or property issuable upon exercise of rights and the number of rights outstanding, are subject to adjustment from time to time to prevent dilution. With certain exceptions, no adjustment in the purchase price or the number of shares of Series A Junior Participating Preferred Stock issuable upon exercise of a stockholder right will be required until the cumulative adjustment would require an increase or decrease of at least one percent in the purchase price or number of shares for which a right is exercisable.

     At any time until the earlier of (1) the stock acquisition time or (2) the final expiration date of the rights agreement, MetLife, Inc. may redeem all the stockholder rights at a price of $0.01 per right. At any time after a person has become an acquiring person and prior to the acquisition by such person of 50% or more of the outstanding shares of MetLife, Inc.'s common stock, MetLife, Inc. may exchange the stockholder rights, in whole or in part, at an exchange ratio of one share of common stock, or one one-hundredth of a share of

Series A Junior Participating Preferred Stock (or of a share of a class or series of preferred stock having equivalent rights, preferences and privileges), per right.

     The stockholder rights plan is designed to protect stockholders in the event of unsolicited offers to acquire MetLife, Inc. and other coercive takeover tactics which, in the opinion of its board of directors, could impair its ability to represent stockholder interests. The provisions of the stockholder rights plan may render an unsolicited takeover more difficult or less likely to occur or may prevent such a takeover, even though such takeover may offer MetLife, Inc.'s stockholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of MetLife, Inc.'s stockholders.

METLIFE POLICYHOLDER TRUST

     Under the plan of reorganization, MetLife established the MetLife Policyholder Trust to hold the shares of common stock allocated to eligible policyholders. 494,466,664 shares of common stock were distributed to the MetLife Policyholder Trust on the effective date of the plan of reorganization. As of May 16, 2001, the trust held 440,904,570 shares of MetLife, Inc.'s common stock. Because of the number of shares held by the trust and the voting provisions of the trust, the trust may affect the outcome of matters brought to a stockholder vote.

     The trustee will generally vote all of the shares of common stock held in the trust in accordance with the recommendations given by MetLife, Inc.'s board of directors to its stockholders or, if the board gives no such recommendation, as directed by the board, except on votes regarding certain fundamental corporate actions. As a result of the voting provisions of the trust, MetLife, Inc.'s board of directors will effectively be able to control votes on all matters submitted to a vote of stockholders, excluding those fundamental corporate actions described below, so long as the trust holds a substantial number of shares of MetLife, Inc.'s common stock.

     If the vote relates to fundamental corporate actions specified in the trust, the trustee will solicit instructions from the beneficiaries and vote all shares held in the trust in proportion to the instructions it receives, which would give disproportionate weight to the instructions actually given by trust beneficiaries. These actions include:

     - an election or removal of directors in which a stockholder has properly nominated one or more candidates in opposition to a nominee or nominees of MetLife, Inc.'s board of directors or a vote on a stockholder's proposal to oppose a board nominee for director, remove a director for cause or fill a vacancy caused by the removal of a director by stockholders, subject to certain conditions;

     - a merger or consolidation, a sale, lease or exchange of all or substantially all of the assets, or a recapitalization or dissolution of, MetLife, Inc., in each case requiring a vote of MetLife, Inc.'s stockholders under applicable Delaware law;

     - any transaction that would result in an exchange or conversion of shares of common stock held by the trust for cash, securities or other property; and

     - any proposal requiring MetLife, Inc.'s board of directors to amend or redeem the rights under the stockholder rights plan, other than a proposal with respect to which MetLife, Inc. has received advice of nationally-recognized legal counsel to the effect that the proposal is not a proper subject for stockholder action under Delaware law.

REGISTRATION RIGHTS GRANTED, AND RESTRICTIONS IMPOSED, IN CONNECTION WITH PRIVATE PLACEMENTS OF METLIFE, INC.'S COMMON STOCK

     Banco Santander Central Hispano, S. A. and affiliates of Credit Suisse Group purchased from MetLife, Inc. an aggregate of 60,000,000 shares of common stock in private placements that closed concurrently with MetLife, Inc.'s initial public offering of common stock and its offering of equity security units. Pursuant to the registration rights granted to these purchasers, they are able to have their shares of common stock registered for resale under the Securities Act on not more than one occasion for each purchaser each year, or not more than five occasions for each purchaser in total (known as a "demand" registration right). In addition, MetLife,

Inc. has agreed to use its reasonable efforts to register the shares for resale on a shelf registration statement on Form S-3 as soon as practicable after April 7, 2001. MetLife, Inc. expects to file this shelf registration statement with the SEC during the second quarter of 2001. We have agreed that each purchaser may make not more than two offerings under the registration statement each year, subject to a minimum offering size of $50,000,000 per offering, although underwritten offerings will be subject to the limitations on the number of demand registrations described above. The purchasers are also able to participate, subject to specified limitations, in registrations effected by MetLife, Inc. for its own account or others.

     Sales of substantial amounts of MetLife, Inc. common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for MetLife, Inc.'s common stock.

     In connection with the private placements, each purchaser has also agreed that it will not, without MetLife, Inc.'s consent, increase its ownership of voting securities above 4.9% of the outstanding shares (or 5.0% with the New York Superintendent's approval), except for any increase resulting from transactions in the ordinary course of the business of purchaser as underwriter, broker/dealer, investment manager or investment adviser or from ordinary trading activities (unless such transactions were made with the purpose of changing or influencing the control of MetLife, Inc.), seek to obtain board representation, solicit proxies in opposition to management or take certain other actions for five years.

                   DESCRIPTION OF TRUST PREFERRED SECURITIES

     This section describes the general terms and provisions of the trust preferred securities that may be offered by this prospectus. When the trusts offer to sell a particular series of the trust preferred securities, a prospectus supplement will describe the specific terms of the series. The prospectus supplement will also indicate whether the general terms described in this section apply to that particular series of trust preferred securities.

     Specified terms and provisions of the trust preferred securities are described in this section. The summary is not complete. You should read this description of the trust preferred securities and the amended and restated declaration of trust and prospectus supplement relating to the applicable series of the trust preferred securities before you buy any trust preferred securities. The forms of amended and restated declarations of trust are filed as exhibits to the registration statement.

GENERAL

     Each trust may issue only one series of trust preferred securities having terms described in the prospectus supplement. The declaration of trust of each trust will authorize the administrative trustees, on behalf of the trust, to issue the trust preferred securities of the trust. The trusts will use all of the proceeds they receive from the sale of trust preferred securities and common securities to purchase debt securities issued by MetLife, Inc. The debt securities will be held in trust by the trust's property trustee for the benefit of the holders of the trust preferred securities and common securities.

     The trust preferred securities of each trust will have such terms as is set forth in the trust's declaration of trust, including as relates to distributions, redemption, voting, liquidation rights and the other preferred, deferral and special rights and restrictions. A prospectus supplement relating to the trust preferred securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

     - the distinctive designation of the trust preferred securities;

     - the number of trust preferred securities issued by the trust;

     - the annual distribution rate, or method of determining such rate, for trust preferred securities of the trust;

     - the date or dates on which distributions will be payable;

     - whether distributions on the trust preferred securities will be cumulative;

     - if the trust preferred securities have cumulative distribution rights, the date or dates, or method of determining the date or dates, from which distributions on the trust preferred securities will be cumulative;

     - the amount or amounts that will be paid out of the assets of the trust to the holders of the trust preferred securities of the trust upon voluntary or involuntary dissolution, winding-up or termination of the trust;

     - the obligation, if any, of the trust to purchase or redeem the trust preferred securities;

     - if the trust is to purchase or redeem the trust preferred securities:

        - the price or prices at which the trust preferred securities will be purchased or redeemed in whole or in part;

        - the period or periods within which the trust preferred securities will be purchased or redeemed, in whole or in part; and

        - the terms and conditions upon which the trust preferred securities will be purchased or redeemed, in whole or in part;

     - the voting rights, if any, of the trust preferred securities in addition to those required by law, including:

        - the number of votes per trust preferred security; and

        - any requirement for the approval by the holders of trust preferred securities as a condition to specified action or amendments to the trust's declaration of trust;

     - the rights, if any, to defer distributions on the trust preferred securities by extending the interest payment period on the related debt securities;

     - the terms upon which the debt securities may be distributed to holders of trust preferred securities;

     - if applicable, any securities exchange upon which the trust preferred securities shall be listed; and

     - any other relative rights, preferences, privileges, limitations or restrictions of the trust preferred securities not inconsistent with the trust's declaration of trust or applicable law.

     The prospectus supplement relating to the trust preferred securities being offered may specify that the trust preferred securities may be converted into MetLife, Inc.'s common stock upon the terms set forth in the prospectus supplement.

     All trust preferred securities offered will be guaranteed by MetLife, Inc. to the extent set forth under "Description of Guarantees." Any material United States federal income tax considerations applicable to an offering of trust preferred securities will be described in the applicable prospectus supplement.

     In connection with the issuance of preferred securities, each trust will issue one series of common securities. The declaration of each trust authorizes the regular trustees to issue on behalf of such trust one series of common securities having such terms including distributions, redemption, voting, liquidation rights or such restrictions as shall be set forth therein. The terms of the common securities issued by the trust will be substantially identical to the terms of the preferred securities issued by such trust and the common securities will rank equally, and payments will be made thereon pro rata, with the preferred securities. However, upon an event of default under the declaration of trust, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the preferred securities. Except in certain limited circumstances, the common securities will also carry the right to vote, and appoint, remove or replace any of the trustees of a trust. MetLife, Inc. will own, directly or indirectly, all of the common securities of each trust.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

     If an event of default occurs, and is continuing, under the declaration of trust of MetLife Capital Trust II or MetLife Capital Trust III, the holders of the preferred securities of that trust would typically rely on the property trustee to enforce its rights as a holder of the related debt securities against MetLife, Inc. Additionally, those who together hold a majority of the liquidation amount of the trust's preferred securities will have the right to:

     - direct the time, method and place of conducting any proceeding for any remedy available to the property trustee; or

     - direct the exercise of any trust or power that the property trustee holds under the declaration of trust, including the right to direct the property trustee to exercise the remedies available to it as a holder of MetLife, Inc.'s debt securities.

If the property trustee fails to enforce its rights under the applicable series of debt securities, a holder of trust preferred securities of such trust may institute a legal proceeding directly against MetLife, Inc. to enforce the property trustee's rights under the applicable series of debt securities without first instituting any legal proceeding against the property trustee or any other person or entity.

     Notwithstanding the foregoing, if an event of default occurs and the event is attributable to MetLife, Inc.'s failure to pay interest or principal on the debt securities when due, including any payment on redemption, and this debt payment failure is continuing, a preferred securities holder of the trust may directly institute a proceeding for the enforcement of this payment. Such a proceeding will be limited, however, to enforcing the payment of this principal or interest only up to the value of the aggregate liquidation amount of the holder's preferred securities as determined after the due date specified in the applicable series of debt securities.

                           DESCRIPTION OF GUARANTEES

     This section describes the general terms and provisions of the guarantees. MetLife, Inc. will execute and deliver the guarantees for the benefit of the holders of the trust preferred securities. The prospectus supplement will describe the specific terms of the guarantees offered through that prospectus supplement and any general terms outlined in this section that will not apply to those guarantees.

     Each guarantee will be qualified as an indenture under the Trust Indenture Act. Bank One Trust Company, N.A. will act as indenture trustee under each guarantee for purposes of the Trust Indenture Act.

     This section summarizes specified terms and provisions of the guarantees. The summary is not complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of guarantee, which is filed as an exhibit to the registration statement which includes this prospectus, and the Trust Indenture Act. Each guarantee will be held by the guarantee trustee for the benefit of holders of the trust preferred securities to which it relates.

GENERAL

     Pursuant to each guarantee, MetLife, Inc. will irrevocably and unconditionally agree, to the extent set forth in the guarantee, to pay in full, to the holders of the related trust preferred securities, the following guarantee payments, to the extent these guarantee payments are not paid by, or on behalf of, the related trust, regardless of any defense, right of set-off or counterclaim that MetLife, Inc. may have or assert against any person:

     - any accrued and unpaid distributions required to be paid on the trust preferred securities of the trust, but if and only if and to the extent that the trust has funds legally and immediately available to make those payments;

     - the redemption price, including all accrued and unpaid distributions to the date of redemption, with respect to any trust preferred securities called for redemption by the trust, but if and only to the extent the trust has funds legally and immediately available to make that payment; and

     - upon a dissolution, winding-up or termination of the trust, other than in connection with the distribution of debt securities to the holders of trust preferred securities of the trust, the lesser of:

        - the total of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities of the trust to the date of payment, to the extent the trust has funds legally and immediately available to make that payment; and

        - the amount of assets of the trust remaining available for distribution to holders of trust preferred securities of the trust in liquidation of the trust.

     MetLife, Inc. may satisfy its obligation to make a guarantee payment by directly paying the required amounts to the holders of the related trust preferred securities or by causing the related trust to pay such amounts to such holders.

     Each guarantee will constitute a guarantee of payments with respect to the related trust preferred securities from the time of issuance of the trust preferred securities. The guarantees will not apply to the payment of distributions and other payments on the trust preferred securities when the related trust does not have sufficient funds legally and immediately available to make the distributions or other payments. If MetLife, Inc. does not make interest payments on the debt securities purchased by a trust, such trust will not pay distributions on the preferred securities issued by such trust and will not have funds available therefor. The guarantee, when taken together with MetLife, Inc.'s obligations under the debt securities, the Indentures, and the declarations of trust will provide a full and unconditional guarantee by MetLife, Inc. of payments due on the trust preferred securities.

     MetLife, Inc. will also agree separately, through the guarantees of the common securities, to irrevocably and unconditionally guarantee the obligations of the trusts with respect to the common securities to the same extent as the guarantees of the preferred securities. However, upon an event of default under the Indentures, holders of preferred securities shall have priority over holders of common securities with respect to distributions and payments on liquidation, redemption or otherwise.

SUBORDINATION

     MetLife, Inc.'s obligation under each guarantee to make the guarantee payments will be an unsecured obligation of MetLife, Inc. and, if subordinated debt securities are issued to the applicable trust and unless otherwise noted in the prospectus supplement, will rank:

     - subordinate and junior in right of payment to all of MetLife, Inc.'s other liabilities, including the subordinated debt securities, except those obligations or liabilities ranking equal to or subordinate to the guarantees by their terms;

     - equally with any other securities, liabilities or obligations that may have equal ranking by their terms; and

     - senior to all of MetLife, Inc.'s common stock.

     If subordinated debt securities are issued to the applicable trust, the terms of the trust preferred securities will provide that each holder of trust preferred securities, by accepting the trust preferred securities, agrees to the subordination provisions and other terms of the guarantee related to subordination.

     Each guarantee will constitute a guarantee of payment and not of collection. This means that the holder of trust preferred securities may institute a legal proceeding directly against MetLife, Inc. to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity.

     Each guarantee will be unsecured and, because MetLife, Inc. is principally a holding company, will be effectively subordinated to all existing and future liabilities of MetLife, Inc.'s subsidiaries, including liabilities under contracts of insurance and annuities written by MetLife, Inc.'s insurance subsidiaries. The guarantee does not limit the incurrence or issuance of other secured or unsecured debt by MetLife, Inc.

AMENDMENTS AND ASSIGNMENT

     For any changes that materially and adversely affect the rights of holders of the related trust preferred securities, each guarantee may be amended only if there is prior approval of the holders of more than 50% in liquidation amount of the outstanding trust preferred securities issued by the applicable trust. All guarantees and agreements contained in each guarantee will bind the successors, assigns, receivers, trustees and representatives of MetLife, Inc. and will inure to the benefit of the holders of the related trust preferred securities of the applicable trust then outstanding.

TERMINATION

     Each guarantee will terminate and will have no further force and effect as to the related trust preferred securities upon:

     - distribution of debt securities to the holders of all trust preferred securities of the applicable trust; or

     - full payment of the amounts payable upon liquidation of the applicable trust.

     Each guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related trust preferred securities must restore payment of any sums paid with respect to the trust preferred securities or under the guarantee.

EVENTS OF DEFAULT

     Each guarantee provides that an event of default under a guarantee occurs upon MetLife, Inc.'s failure to perform any of its obligations under the applicable guarantee.

     The holders of a majority or more in liquidation amount of the trust preferred securities to which any guarantee relates may direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee with respect to the guarantee or may direct the exercise of any trust or power conferred upon the guarantee trustee in respect of the guarantee.

     If the guarantee trustee fails to enforce the guarantee, any holder of the related trust preferred securities may institute a legal proceeding directly against MetLife, Inc. to enforce the holder's rights under such guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

     Notwithstanding the foregoing, if MetLife, Inc. fails to make a guarantee payment, a holder of trust preferred securities may directly institute a proceeding against MetLife, Inc. for enforcement of the preferred securities guarantee for such payment.

     The holders of a majority or more in liquidation amount of trust preferred securities of any series may, by vote, on behalf of the holders of all the trust preferred securities of the series, waive any past event of default and its consequences.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     Prior to an event of default with respect to any guarantee and after the curing or waiving of all events of default with respect to the guarantee, the guarantee trustee may perform only the duties that are specifically set forth in the guarantee.

     Once a guarantee event of default has occurred and is continuing, the guarantee trustee is to exercise, with respect to the holder of the trust preferred securities of the series, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Unless the guarantee trustee is offered reasonable indemnity against the costs, expenses and liabilities which may be incurred by the guarantee trustee by a holder of the related trust preferred securities, the guarantee trustee is not required to exercise any of its powers under any guarantee at the request of the holder. Additionally, the guarantee trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if the guarantee trustee reasonably believes that it is not assured repayment or adequate indemnity.

     The guarantee trustee is Bank One Trust Company, N.A., which is one of a number of banks and trust companies with which MetLife, Inc. and its subsidiaries maintain ordinary banking and trust relationships.

GOVERNING LAW

     Each guarantee will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

                              PLAN OF DISTRIBUTION

     MetLife, Inc. may sell the common stock, preferred stock and any series of debt securities, and MetLife Capital Trust II and MetLife Capital Trust III may sell any of the preferred securities, being offered hereby in one or more of the following ways from time to time:

     - to underwriters or dealers for resale to the public or to institutional investors;

     - directly to institutional investors; or

     - through agents to the public or to institutional investors.

     The prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

     - the name or names of any underwriters or agents;

     - the purchase price of the securities and the proceeds to be received by MetLife, Inc. or the applicable trust from the sale;

     - any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation;

     - any initial public offering price;

     - any discounts or concessions allowed or reallowed or paid to dealers; and

     - any securities exchange on which the securities may be listed.

     If MetLife, Inc. or the trusts use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

     - negotiated transactions;

     - at a fixed public offering price or prices, which may be changed;

     - at market prices prevailing at the time of sale;

     - at prices related to prevailing market prices; or

     - at negotiated prices.

     The securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for MetLife, Inc. or the trusts. The prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any with MetLife, Inc. or the trusts and its compensation.

     Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

     Underwriters, dealers, agents and remarketing firms may be entitled under agreements entered into with MetLife, Inc. and/or the applicable trust, or both, to indemnification by MetLife, Inc. against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers, agents and remarketing firms may be required to make. Underwriters, dealers, agents and remarketing agents may be customers of, engage in transactions with, or perform services for MetLife, Inc., any trust and/or MetLife, Inc.'s affiliates in the ordinary course of business.

     Each series of securities will be a new issue of securities and will have no established trading market other than the common stock which is listed on the New York Stock Exchange. Any common stock sold will be listed on the New York Stock Exchange, upon official notice of issuance. The securities, other than the common stock, may or may not be listed on a national securities exchange. Any underwriters to whom securities are sold by MetLife, Inc. or any trust for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

     The maximum underwriting discounts or commissions to be received by any underwriter for the sale of any securities pursuant to this shelf registration shall not be greater than eight (8) percent.

     Any offering of trust preferred securities will be made in compliance with Rule 2810 of the NASD Conduct Rules.

                                 LEGAL OPINIONS

     Unless otherwise indicated in the applicable prospectus supplement, the validity of any debt securities, preferred stock, common stock, trust preferred securities or guarantees offered hereby will be passed upon for MetLife, Inc. and MetLife Capital Trust II and/or MetLife Capital Trust III by Skadden, Arps, Slate, Meagher & Flom LLP. Skadden, Arps, Slate, Meagher & Flom LLP maintains a group life insurance policy with Metropolitan Life Insurance Company and beneficially owns an aggregate of less than 0.01% of MetLife, Inc.'s outstanding common stock. Helene L. Kaplan, a director of MetLife, Inc. and Metropolitan Life Insurance Company, is of counsel to Skadden, Arps, Slate, Meagher & Flom LLP.

                                    EXPERTS

     The consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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